Exhibit 99.1

Recent Developments

In December 2010, it was announced that we had entered into a definitive purchase agreement to acquire Holy Cross Hospital, a not-for-profit Catholic hospital. Holy Cross Hospital is a 331-bed hospital located in southwest Chicago, Illinois.

The following sets forth certain of Vanguard’s unaudited preliminary financial information and certain of Vanguard’s and DMC’s preliminary operating data for the quarter and year to date periods ended December 31, 2010:

	Vanguard
	Quarter	Six Months
	Ended	Ended
	December 31,	December 31,
	2010	2010

Preliminary Financial Information (in millions)(1):
Preliminary total revenues	$960.5	$1,874.4
Preliminary Adjusted EBITDA (2) (3)	$86.4	$164.1
Preliminary net loss attributable to Vanguard Health Systems, Inc. stockholders	$(3.9)	$(2.7)
Preliminary cash flows from operations (4)	$26.9	$127.1
Preliminary interest, net	$35.1	$69.9
Preliminary capital expenditures	$34.7	$79.3
Preliminary cash and cash equivalents	$58.3
Preliminary restricted cash	$3.0
Preliminary total debt	$1,967.5

	Vanguard		DMC
	Quarter	Six Months	Quarter	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2010	2010	2010

Preliminary Operating Data:
Preliminary discharges	46,803	91,780	18,106	73,069
Preliminary adjusted discharges	83,330	164,176	34,088	136,926
Preliminary emergency room visits	178,198	351,363	99,839	403,179
Preliminary patient days	195,929	382,377	96,399	389,711
Preliminary inpatient surgeries	9,826	19,583	3,930	16,039
Preliminary outpatient surgeries	19,488	38,891	9,341	36,233
Preliminary member lives	242,612	242,612	N/A	N/A

(1)	Vanguard’s financial statements for the quarter and six months ended December 31, 2010 are not finalized until they are filed in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2011. Vanguard is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting periods, including the impact of such information on the complex and subjective judgements and estimates Vanguard made in preparing certain of the preliminary information. Subsequent information or events may lead to material differences between the preliminary financial information and operating data described in this report and the financial information and operating data that will be described in Vanguard’s subsequent earnings release (to be filed with the SEC on a Form 8-K in February 2011) and between such subsequent earnings release and the financial information and operating data described in Vanguard’s Quarterly Report on Form 10-Q for the quarter and six months ended December 31, 2010. Those differences may be adverse. Investors should consider this possibility in reviewing the information in this report.

(2)	Adjusted EBITDA for Vanguard, as presented, includes the operating results of the Resurrection Facilities that were acquired on August 1, 2010.

(3)	We define Adjusted EBITDA as income (loss) attributable to Vanguard Health Systems, Inc. stockholders before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring fees and expenses, realized and unrealized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment losses, pension expense and discontinued operations, net of taxes. Monitoring and management fees and expenses include fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies due to variable methods of calculation. We believe that Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s operating performance compared to that of other companies in the healthcare industry and to evaluate a company’s leverage capacity and its ability to meet its debt service requirements. Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of a company’s operating performance. Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating businesses and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams. The following table provides a reconciliation of Adjusted EBITDA to net loss attributable to Vanguard Health Systems, Inc. stockholders for the quarter and six months ended December 31, 2010.

	Quarter Ended	Six Months Ended
	December 31, 2010	December 31, 2010

Preliminary Financial Information (in millions):
Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(3.9)	$(2.7)
Interest, net	35.1	69.9
Income tax expense	8.5	6.1
Depreciation and amortization	38.6	75.8
Non-controlling interests	0.8	1.8
Equity method income	(0.3)	(0.6)
Stock compensation	1.7	2.9
Monitoring fees and expenses	1.2	2.6
Realized and unrealized losses on investments	0.1	0.1
Acquisition related expenses	1.3	5.0
Impairment losses	0.9	0.9
Loss from discontinued operations, net of taxes	2.4	2.3

Adjusted EBITDA	$86.4	$164.1

(4)	Preliminary cash flows from operations for the quarter ended December 31, 2010 includes combined cash paid for interest and income taxes of $21.5 million and $7.0 million of increased working capital related to Vanguard’s October 2010 acquisition of Arizona Heart Hospital and Arizona Heart Institute. Preliminary cash flows from operations for the six months ended December 31, 2010 includes combined cash paid for interest and income taxes of $69.5 million.

Risks Related to Our Indebtedness

Our high level of debt and significant leverage may adversely affect our operations and our ability to grow and otherwise execute our business strategy.

We will continue to have substantial indebtedness after the completion of these offerings. As of September 30, 2010, on an as adjusted basis after giving effect to the Acquisitions and issuance hereby of the senior notes and the senior discount notes, we would have had $2,729.8 million of indebtedness, $813.0 million of which would have been senior secured indebtedness (excluding letters of credit and guarantees). As of September 30, 2010, we also would have had $231.7 million of secured indebtedness available for borrowing under our $260.0 million revolving credit facility expiring in January 2015 (the “2010 Revolving Facility”), after taking into account $28.3 million of outstanding letters of credit. In addition, we may request an incremental term loan facility to be added to our $815.0 million senior secured term loan maturing in January 2016 (the “2010 Term Loan Facility” and together with the 2010 Revolving Facility, the “2010 Credit Facilities”) to issue additional term loans in such amounts as we determine subject to the receipt of lender commitments and subject to certain other conditions. Similarly, we may seek to increase the borrowing availability under the 2010 Revolving Facility to an amount larger than $260.0 million, subject to the receipt of lender commitments and subject to certain other conditions. The amount of our outstanding indebtedness is substantial compared to the net book value of our assets.

Our substantial indebtedness could have important consequences, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to our existing notes and the notes offered hereby;

•	limit our ability to obtain additional financing to fund future capital expenditures, working capital, acquisitions or other needs;

•	increase our vulnerability to general adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

•	make us vulnerable to increases in interest rates since all of our borrowings under our 2010 Credit Facilities are, and additional borrowings may be, at variable interest rates;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins;

•	limit our ability to use operating cash in other areas of our business because we must use a substantial portion of these funds to make principal and interest payments; and

•	limit our ability to compete with others who are not as highly-leveraged.

Our ability to make scheduled payments of principal and interest or to satisfy our other debt obligations, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or realize anticipated revenue growth or operating improvements, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the 8.0% Notes (including the Add-on Notes) and the notes offered hereby and the 2010 Credit Facilities do not fully prohibit us or our subsidiaries from doing so. Our 2010 Revolving Facility provides commitments of up to $260.0 million (not giving effect to any outstanding letters of credit, which would reduce the amount available under our 2010 Revolving Facility), of which $231.7 million was available for future borrowings as of September 30, 2010. In addition, we may seek to increase the borrowing availability under the 2010 Revolving Facility and to increase the amount of our 2010 Term Loan Facility as previously described. All of those borrowings would be senior and secured, and as a result, would be effectively senior to the 8.0% Notes (including the Add-on Notes), the notes offered hereby and the guarantees of the 8.0% Notes (including the Add-on Notes) and the guarantees of the senior notes offered hereby by the guarantors. If we incur any additional indebtedness that ranks equally with the 8.0% Notes (including the Add-on Notes) and the notes offered hereby, the holders of that debt will be entitled to share ratably with the holders of the 8.0% Notes (including the Add-on Notes) and the notes offered hereby in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

All of the borrowings under the 2010 Credit Facilities bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. A 0.25% increase in the expected rate of interest under the 2010 Term Loan Facility would increase our annual interest expense by approximately $2.0 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. We have from time to time managed our exposure to changes in interest rates through the use of interest rate swap agreements on certain portions of our previously outstanding debt and may elect to enter into similar instruments in the future for the 2010 Credit Facilities. If we enter into such derivative instruments, our ultimate interest payments may be greater than those that would be required under existing variable interest rates.

Risks Related to Our Business and Structure

The current challenging economic environment, along with difficult and volatile conditions in the capital and credit markets, could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

The U.S. economy and global credit markets remain volatile. Instability in consumer confidence and increased unemployment have increased concerns of prolonged economic weakness. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be significantly adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. We are unable to determine the specific impact of the current economic conditions on our business at this time, but we believe that further deterioration or a prolonged period of economic weakness will have an adverse impact on our operations. Other risk factors discussed herein describe some significant risks that may be magnified by the current economic conditions such as the following:

•	Our concentration of operations in a small number of regions, and the impact of economic downturns in those communities. To the extent the communities in and around San Antonio, Texas; Phoenix, Arizona; Chicago, Illinois; Detroit, Michigan; or certain communities in Massachusetts experience a greater degree of economic weakness than average, the adverse impact on our operations could be magnified.

•	Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies (including managed Medicare and managed Medicaid payers) reduce our reimbursement. Current economic conditions have accelerated and increased the budget deficits for most states, including those in which we operate. These budgetary pressures may result in healthcare payment reductions under state Medicaid plans or reduced benefits to participants in those plans. Also, governmental, managed Medicare or managed Medicaid payers may defer payments to us to conserve cash. Managed care companies may also seek to reduce payment rates or limit payment rate increases to hospitals in response to reductions in enrolled participants.

•	Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts. Higher unemployment, Medicaid benefit reductions and employer efforts to reduce employee healthcare costs may increase our exposure to uncollectible accounts for uninsured patients or those patients with higher co-pay and deductible limits.

•	Under extreme market conditions, there can be no assurance that funds necessary to run our business will be available to us on favorable terms or at all. Most of our cash and borrowing capacity under our 2010 Credit Facilities will be held with a limited number of financial institutions, which could increase our liquidity risk if one or more of those institutions become financially strained or are no longer able to operate.

We are unable to predict if the condition of the U.S. economy, the local economies in the communities we serve or global credit conditions will improve in the near future or when such improvements may occur.

We are unable to predict the impact of the Health Reform Law, which represents significant change to the healthcare industry.

As enacted, the Health Reform Law will change how healthcare services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement.

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of the new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements. Two such states are Texas and Illinois, where a significant portion of our licensed beds are located. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of Accountable Care Organizations (“ACOs”) and bundled payment pilot programs, which will create possible sources of additional revenue.

However, it is difficult to predict the size of the potential revenue gains to us as a result of these elements of the Health Reform Law because of uncertainty surrounding a number of material factors including the following:

•	how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (while the Congressional Budget Office (“CBO”) estimates 32 million, the Centers for Medicare & Medicaid Services (“CMS”) estimates almost 34 million; both agencies made a number of assumptions to derive that figure, including how many individuals will ignore substantial subsidies and decide to pay the penalty rather than obtain health insurance and what percentage of people in the future will meet the new Medicaid income eligibility requirements);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•	the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created American Health Benefit Exchanges (“Exchanges”) and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	how the value-based purchasing and other quality programs will be implemented;

•	the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals;

•	the extent to which the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs lower than a specified percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will put pressure on the profitability of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business; and

•	the possibility that implementation of provisions expanding health insurance coverage will be delayed or even blocked due to court challenges or revised or eliminated as a result of efforts to repeal or amend the new law. More than twenty challenges to the Health Reform Law have been filed in federal courts. Although some federal district courts have upheld the constitutionality of the Health Reform Law or dismissed cases on procedural grounds, on December 13, 2010, a Virginia federal district court held the requirement that individuals maintain health insurance or pay a penalty to be unconstitutional, while leaving the remainder of the Health Reform Law intact. These lawsuits are subject to appeal. On January 18, 2011, both the government and Virginia Attorney General Ken Cuccinelli filed notices of appeal in the Virginia federal district court case and it is uncertain how the case will ultimately be resolved.

On the other hand, the Health Reform Law provides for significant reductions in the growth of Medicare spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. Since approximately 55%, 56%, 57% and 57% of our net patient revenues during our fiscal years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, respectively, were from Medicare and Medicaid (including Medicare and Medicaid managed plans), reductions to these programs may significantly impact us and could offset any positive effects of the Health Reform Law. It is difficult to predict the size of the revenue reductions to Medicare and Medicaid spending because of uncertainty regarding a number of material factors including the following:

•	the amount of overall revenues we will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket beginning in 2012 payment years;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs, in which we participate, will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•	whether our revenues from upper payment limit (“UPL”) programs will be adversely affected, because there may be fewer indigent, non-Medicaid patients for whom we provides service pursuant to UPL programs in which we participate; and

•	reductions to Medicare payments CMS may impose for “excessive readmissions.”

Because of the many variables involved, we are unable to predict the net effect on us of the expected decreases in uninsured individuals using our facilities, the reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding and numerous other provisions in the Health Reform Law that may affect us. Further, it is unclear how federal lawsuits challenging the constitutionality of the Health Reform Law will be resolved or what the impact will be of any resulting changes to the law. For example, should the requirement that individuals maintain health insurance ultimately be deemed unconstitutional but the prohibition on health insurers excluding coverage due to pre-existing conditions be maintained, significant disruption to the health insurance industry could result, which could impact our revenues and operations.

If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

Our ability to negotiate favorable contracts with health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans significantly affects the revenues and operating results of our hospitals. Revenues derived from health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans, including managed Medicare and managed Medicaid plans, accounted for approximately 56%, 58%, 59% and 59% of our net patient revenues for the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, respectively. Managed care organizations offering prepaid and discounted medical services packages represent a significant portion of our admissions. In addition, private payers are increasingly attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. The trend towards consolidation among private managed care payers tends to increase their bargaining prices over fee structures. As various provisions of the Health Reform Law are implemented, including the establishment of the Exchanges, nongovernment payers increasingly may demand reduced fees. In most cases, we negotiate our managed care contracts annually as they come up for renewal at various times during the year. Our future success will depend, in part, on our ability to renew existing managed care contracts and enter into new managed care contracts on terms favorable to us. Other healthcare companies, including some with greater financial resources, greater geographic coverage or a wider range of services, may compete with us for these opportunities. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to contain costs through increased operational efficiencies or to obtain higher reimbursements and payments from managed care payers, our results of operations and cash flows will be materially adversely affected.

Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments.

Approximately 55%, 56%, 57% and 57% of our net patient revenues for the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, respectively, came from the Medicare and Medicaid programs, including Medicare and Medicaid managed plans. In recent years federal and state governments have made significant changes to the Medicare and Medicaid programs. Some of those changes adversely affect the reimbursement we receive for certain services. In addition, due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are being proposed. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to healthcare providers for certain services under the Medicare program. For example, CMS completed a two-year transition to full implementation of the Medicare severity diagnosis-related group (“MS-DRG”) system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Further, the Health Reform Law provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates, and Medicare DSH funding. Medicare payments in federal fiscal year 2011 for inpatient hospital services are expected to be slightly lower than payments for the same services in federal fiscal year 2010 because of reductions resulting from the Health Reform Law and the MS-DRG implementation.

Since most states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation designed to reduce their Medicaid expenditures. The current weakened economic conditions have increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending for Medicaid programs and the Children’s Health Insurance Program (“CHIP”) in many states. Further, many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. For example, Arizona has discontinued a state health benefits program for low income patients and, effective April 1, 2011, Arizona’s Medicaid program will be reducing provider rates by 5% across all services (excluding long term care, which faces a 5% cumulative rate reduction from October 1, 2010 to April 1, 2011). Additional Medicaid spending cuts may be implemented in the future in the states in which we operate, including reductions in supplemental Medicaid reimbursement programs. Our Texas hospitals participate in private supplemental Medicaid reimbursement programs that are structured to expand the community safety net by providing indigent healthcare services and result in additional revenues for participating hospitals. We cannot predict whether the Texas private supplemental Medicaid reimbursement programs will continue or guarantee that revenues recognized from the programs will not decrease. Effective March 23, 2010, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek exceptions from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The Health Reform Law also provides for significant expansions to the Medicaid program, but these changes are not required until 2014. In addition, the Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish health insurance exchanges, and to participate in grants and other incentive opportunities. Future legislation or other changes in the administration or interpretation of government health programs could have a material adverse effect on our financial position and results of operations.

In recent years, both the Medicare program and several large managed care companies have changed our reimbursement to link some of their payments, especially their annual increases in payments, to performance of quality of care measures. We expect this trend to “pay-for-performance” to increase in the future. If we are unable to meet these performance measures, our financial position, results of operations and cash flows will be materially adversely affected.

In some cases, commercial third-party payers rely on all or portions of the MS-DRG system to determine payment rates, which may result in decreased reimbursement from some commercial third-party payers. Other changes to government healthcare programs may negatively impact payments from commercial third-party payers.

Current or future healthcare reform efforts, changes in laws or regulations regarding government healthcare programs, other changes in the administration of government healthcare programs and changes to commercial third-party payers in response to healthcare reform and other changes to government healthcare programs could have a material, adverse effect on our financial position and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensing, the conduct of operations, the ownership of facilities, the addition of facilities and services, financial arrangements with physicians and other referral sources, confidentiality, maintenance and security issues associated with medical records, billing for services and prices for services. If a determination were made that we were in material violation of such laws or regulations, our operations and financial results could be materially adversely affected.

In many instances, the industry does not have the benefit of significant regulatory or judicial interpretations of these laws and regulations. This is particularly true in the case of the Medicare and Medicaid statute codified under Section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This statute prohibits providers and other persons or entities from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other federal healthcare programs. Courts have interpreted this statute broadly and held that there is a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. As authorized by the U.S. Congress, the Department of Health and Human Services (“HHS”) has issued regulations which describe certain conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

The safe harbor requirements are generally detailed, extensive, narrowly drafted and strictly construed. Many of the financial arrangements that our facilities maintain with physicians do not meet all of the requirements for safe harbor protection. The regulatory authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that a facility has violated the Anti-Kickback Statute or other federal laws could subject us to liability under the Social Security Act, including criminal and civil penalties, as well as exclusion of the facility from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and (to an extent) Medicaid patients to providers of certain “designated health services” if the physician or a member of his or her immediate family has an ownership or investment interest in, or compensation arrangement with, that provider. In addition, the provider in such arrangements is prohibited from billing for all of the designated health services referred by the physician, and, if paid for such services, is required to promptly repay such amounts. Most of the services furnished by our facilities are “designated health services” for Stark Law purposes, including inpatient and outpatient hospital services. There are multiple exceptions to the

Stark Law, among others, for physicians having a compensation relationship with the facility as a result of employment agreements, leases, physician recruitment and certain other arrangements. However, each of these exceptions applies only if detailed conditions are met. An arrangement subject to the Stark Law must qualify for an exception in order for the services to be lawfully referred by the physician and billed by the provider. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the new law effectively prevents the formation of physician-owned hospitals after December 31, 2010. While the new law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, both “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure you that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. We cannot assure you that the arrangements entered into by our hospitals with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Additionally, if we violate the Anti-Kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the False Claims Act, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit. For a discussion of remedies and penalties under the False Claims Act, see “—Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future” below.

Effective December 31, 2010, in connection with the acquisition of DMC, we and Detroit Medical Center entered into a Settlement Agreement with the Department of Justice and the Department of Health and Human Services Office of Inspector General (the “OIG”), releasing us from liability under the False Claims Act, the Civil Monetary Penalties Law, and the civil monetary penalties provisions of the Stark Law for certain disclosed conduct (the “Covered Conduct”) by Detroit Medical Center prior to our acquisition that may have violated the Anti-Kickback Statute or the Stark Law or failed to comply with governmental reimbursement rules. (A copy of the Settlement Agreement may be found as Exhibit 2.6 to our Current Report on Form 8-K dated January 5, 2011 filed with the Securities and Exchange Commission.) Detroit Medical Center paid $30.0 million to the government in connection with such settlement based upon the government’s analysis of Detroit Medical Center’s net worth and ability to pay, but not upon our net worth and ability to pay. The Settlement Agreement is subject to the government’s right of rescission in the event of Detroit Medical Center’s nondisclosure of assets or any misrepresentation in Detroit Medical Center’s financial statements disclosed to the government by Detroit Medical Center. While we are not aware of any such misrepresentation or nondisclosure at this time, such misrepresentation or nondisclosure by Detroit Medical Center would provide the government the right to rescind the Settlement Agreement. Additionally, while the scope of release for the Covered Conduct under the Stark Law is materially similar to or broader than that found in most similar publicly-available settlement agreements, the precise scope of such a release under the Stark Law and the False Claims Act as amended by the Fraud Enforcement and Recovery Act of 2009 and the Patient Protection and Affordable Care Act (“PPACA”) has not been interpreted by any court, and it is possible that a regulator or a court could interpret these laws such that the release would not extend to all possible liability for the Covered Conduct. If the Settlement Agreement were to be rescinded or so interpreted, this could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the False Claims Act or other applicable laws and regulations, or if we fail to maintain an effective corporate compliance program, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws and regulations, criminal penalties.

All of the states in which we operate have adopted or have considered adopting similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts.

Government officials responsible for enforcing healthcare laws could assert that one or more of our facilities, or any of the transactions in which we are involved, are in violation of the Anti-Kickback Statute or the Stark Law and related state law exceptions. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. Moreover, other healthcare companies, alleged to have violated these laws, have paid significant sums to settle such allegations and entered into “corporate integrity agreements” because of concern that the government might exercise its authority to exclude those providers from governmental payment programs (e.g., Medicare, Medicaid, TRICARE). Both Arizona Heart Hospital and Arizona Heart Institute had such “corporate integrity agreements” prior to our purchase of certain of their assets and liabilities that the OIG has not sought to impose on us. A determination that one or more of our facilities has violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Federal law permits the OIG to impose civil monetary penalties, assessments and to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation, or an order to prescribe a medical or other item or service during a period a person was excluded from participation, where the person knows or should know that the claim would be made to a federal healthcare program. These penalties may also be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Furthermore, if services are provided by an excluded individual or entity, the penalties may apply even if the payment is made directly to a non-excluded entity. Employers of, or entities that contract with, excluded individuals or entities for the provision of services may be liable for up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions. In order for the penalties to apply, the employer or contractor must have known or should have known that the person or entity was excluded from participation. On October 12, 2009, we voluntarily reported to OIG that two of our employees had been excluded from participation in Medicare at certain times during their employment. The OIG may seek to apply its exclusion authority to an officer or a managing employee of an excluded or convicted entity. The OIG has used the responsible corporate officer doctrine to apply this authority expansively. In fact, a recent federal district court case from the District of Columbia affirmed the OIG’s exclusion authority on the basis of the responsible corporate officer doctrine. Friedman et. al. v. Sebelius (1:09-cv-02028-ESH). In addition, a bill passed by the 2010 House of Representatives would expand this exclusion authority to include individuals and entities affiliated with sanctioned entities.

Illinois, Michigan and Massachusetts require governmental determinations of need (“Certificates of Need”) prior to the purchase of major medical equipment or the construction, expansion, closure, sale or change of control of healthcare facilities. We believe our facilities have obtained appropriate certificates wherever applicable. However, if a determination were made that we were in material violation of such laws, our operations and financial results could be materially adversely affected. The governmental determinations, embodied in Certificates of Need, can also affect our facilities’ ability to add bed capacity or important services. We cannot predict whether we will be able to obtain required Certificates of Need in the future. A failure to obtain any required Certificates of Need may impair our ability to operate the affected facility profitably.

The laws, rules and regulations described above are complex and subject to interpretation. If we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed.

Some of our hospitals will be required to submit to CMS information on their relationships with physicians and this submission could subject such hospitals and us to liability.

CMS announced in 2007 that it intended to collect information on ownership, investment and compensation arrangements with physicians from 500 (pre-selected) hospitals by requiring these hospitals to submit to CMS Disclosure of Financial Relationship Reports (“DFRR”) from each selected hospital. CMS also indicated that at least 10 of our hospitals would be among these 500 hospitals required to submit a DFRR because these 10 hospitals did not respond to CMS’ voluntary survey instrument on this topic purportedly submitted to these hospitals via email by CMS in 2006. CMS intended to use this data to determine whether these hospitals were in compliance with the Stark Law and implementing regulations during the reporting period, and CMS has indicated it may share this information with other government agencies and with congressional committees. Many of these agencies have not previously analyzed this information and have the authority to bring enforcement actions against the hospitals. In December 2008, CMS re-published a Paperwork Reduction Act package and proposed to send the DFRR to 400 hospitals. In June 2010, CMS announced that it had determined that mandating hospitals to complete the DFRR may duplicate some of the reporting obligations related to physician ownership or investment in hospitals set forth in the Health Reform Law, and, as a result, it had decided to delay implementation of the DFRR and instead focus on implementation of these new reporting provisions as to physician-owned hospitals only. CMS also explained in this June 2010 announcement that it remained interested in analyzing physicians’ compensation relationships with hospitals, and that after it collected and examined information related to ownership and investment interests of physicians in hospitals pursuant to the reporting obligations in the Health Reform Law, it would determine if it was necessary to capture information related to compensation arrangements from non-physician owned hospitals as well pursuant to reimplementation of its DFRR initiative. We have no physician ownership in our hospitals, so our hospitals will not be subject to these new physician ownership and investment reporting obligations under the Health Reform Law.

Once a hospital receives this request for a DFRR, the hospital will have 60 days to compile a significant amount of information relating to its financial relationships with physicians. The hospital may be subject to civil monetary penalties of up to $10,000 per day if it is unable to assemble and report this information within the required timeframe or if CMS or any other government agency determines that the submission is inaccurate or incomplete. The hospital may be the subject of investigations or enforcement actions if a government agency determines that any of the information indicates a potential violation of law.

Depending on the final format of the DFRR, responding hospitals may be subject to substantial penalties as a result of enforcement actions brought by government agencies and whistleblowers acting pursuant to the False Claims Act and similar state laws, based on such allegations like failure to respond within required deadlines, that the response is inaccurate or contains incomplete information or that the response indicates a potential violation of the Stark Law or other requirements.

Any governmental investigation or enforcement action which results from the DFRR process could materially adversely affect our results of operations.

Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of hospital companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	laboratory and home healthcare services;

•	physician ownership of, and joint ventures with, hospitals;

•	physician recruitment activities; and

•	other financial arrangements with referral sources.

The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight healthcare fraud, waste and abuse, including $95 million for federal fiscal year 2011, $55 million in federal fiscal year 2012 and additional increased funding through 2016.

In addition, the federal False Claims Act permits private parties to bring qui tam, or whistleblower, lawsuits against companies. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act, which became law on May 20, 2009, changes the scienter requirements for liability under the False Claims Act. An entity may now violate the False Claims Act if it “knowingly and improperly avoids or decreases an obligation” to pay money to the United States. This includes obligations based on an “established duty . . . arising from . . . the retention of any overpayment.” Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, this may form the basis of a False Claims Act violation even if the provider did not know the claim was “false” when it was submitted. The Health Reform Law expressly requires healthcare providers and others to report and return overpayments. The term overpayment is defined as “any funds that a person receives or retains under title XVIII or XIX to which the person, after applicable reconciliation, is not entitled under such title.” The Health Reform Law also defines the period of time in which an overpayment must be reported and returned to the government. The Health Reform Law provides that “[a]n overpayment must be reported and returned” within “60 days after the date on which the overpayment was identified,” or “the date any corresponding cost report is due,” whichever is later. The provision explicitly states that if the overpayment is retained beyond the 60-day period, it becomes an “obligation” sufficient for reverse false claim liability under the False Claims Act, and is therefore subject to treble damages and penalties if there is a “knowing and improper” failure to return the overpayment. In some cases, courts have held that violations of the Stark Law and Anti-Kickback Statute can properly form the basis of a False Claims Act case, finding that in cases where providers allegedly violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, the providers thereby submitted false claims under the False Claims Act. Some states have adopted similar whistleblower and false claims provisions. The Health Reform Law now explicitly links violations of the Anti-Kickback Statute to the False Claims Act.

The Health Reform Law changes the intent requirement for healthcare fraud under 18 U.S.C. § 1347, such that “a person need not have actual knowledge or specific intent to commit a violation.” In addition, the Health Reform Law significantly changes the False Claims Act by removing the jurisdictional bar for allegations based on publicly disclosed information and by loosening the requirements for a qui tam relator to qualify as an “original source,” by permitting the Department of Justice to oppose a defendant’s motion to dismiss on “public disclosure bar” grounds and by narrowing the definition of what prior disclosures constitute “public disclosure” for the purpose of the bar. These changes will effectively increase False Claims Act exposure by enabling a greater number of whistleblowers to bring a claim.

Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, financial position and results of operations could be negatively impacted.

As required by statute, CMS has implemented the Recovery Audit Contractor (“RAC”) program on a nationwide basis. Under the program, CMS contracts with RACs to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims by requiring all states to have entered into contracts with RACs by December 31, 2010. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Health Reform Law increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, several other contractors, including the state Medicaid agencies, have increased their review activities.

The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, including for fiscal year 2011 established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory, home health and durable medical equipment billing practices. As a result of these initiatives, some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, we provide some durable medical equipment and home healthcare services, and we have joint venture arrangements involving physician investors. We also have a variety of other financial arrangements with physicians and other potential referral sources including recruitment arrangements and leases. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are aware that several of our hospitals or their related healthcare operations were and may still be under investigation in connection with activities conducted prior to our acquisition of them. With the exception of the acquisition of the assets of DMC and its affiliates under the terms of our various acquisition agreements, the prior owners of our hospitals are responsible for any liabilities arising from pre-closing violations. The prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, may have a material adverse effect on our business, financial condition or results of operations. Any investigations of us, our executives, managers, facilities or operations could result in significant liabilities or penalties to us, as well as adverse publicity.

We maintain a voluntary compliance program to address health regulatory and other compliance requirements. This program includes initial and periodic ethics and compliance training, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to look at our financial relationships with physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes in respect of obtaining payment from the Medicare and Medicaid programs.

As an element of our corporate compliance program and our internal compliance audits, from time to time we make voluntary disclosures and repayments to the Medicare and Medicaid programs and/or to the federal and/or state regulators for these programs in the ordinary course of business. All of these voluntary actions on our part could lead to an investigation by the regulators to determine whether any of our facilities have violated the Stark Law, the Anti-Kickback Statute, the False Claims Act or similar state law. Either an investigation or initiation of administrative or judicial actions could result in a public announcement of possible violations of the Stark Law, the Anti-Kickback Statute or the False Claims Act or similar state law. Such determination or announcements could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Additionally, several hospital companies have in recent years been named defendants in class action litigation alleging, among other things, that their charge structures are fraudulent and, under state law, unfair or deceptive practices, insofar as those hospitals charge insurers lower rates than those charged to uninsured patients. We cannot assure you that we will not be named as a defendant in litigation of this type. Furthermore, the outcome of these suits may affect the industry standard for charity care policies and any response we take may have a material adverse effect on our financial results.

In June 2006, we and two other hospital systems operating in San Antonio, Texas had a putative class action lawsuit brought against all of us alleging that we and the other defendants had conspired with one another and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the competing hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. On the same day that this litigation was brought against us and two other hospital systems in San Antonio, substantially similar class action litigation was brought against multiple hospitals or hospital systems in three other cities (Chicago, Illinois; Albany, New York; and Memphis, Tennessee), with a fifth suit instituted against hospitals or hospital systems in Detroit, Michigan later in 2006, one of which hospital systems was DMC. A negative outcome in the San Antonio and/or the Detroit actions could materially affect our business, financial condition or results of operations.

Competition from other hospitals or healthcare providers (especially specialty hospitals) may reduce our patient volumes and profitability.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Medicare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires all hospitals to annually establish, update and make public a list of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, we believe the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly in recent years. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition from physician-owned specialty hospitals and freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume.

Our PHP also faces competition within the Arizona markets that it serves. As in the case of our hospitals, some of our health plan competitors in these markets are owned by governmental agencies or not-for-profit corporations that have greater financial resources than we do. The revenues we derive from PHP could significantly decrease if new plans operating in the Arizona Health Care Cost Containment System (“AHCCCS”), which is Arizona’s state Medicaid program, enter these markets or other existing AHCCCS plans increase their number of members. Moreover, a failure to attract future members may negatively impact our ability to maintain our profitability in these markets.

We may be subject to liabilities from claims brought against our facilities.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us, including those outside of the ordinary course of business such as class actions and those in the ordinary course of business such as malpractice lawsuits. Some of these actions may involve large claims as well as significant defense costs.

We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self-insured retention (such retention maintained by our captive insurance subsidiaries and/or other of our subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for our Illinois hospitals subsequent to June 30, 2010. As a result, a few successful claims against us that are within our self-insured retention amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. We also maintain umbrella coverage for an additional $65.0 million above our self-insured retention with independent third party carriers for our operations outside DMC. DMC currently maintains separate umbrella coverage for an additional $45.0 million above our self-insured retention with independent third party carriers. There can be no assurance that one or more claims might not exceed the scope of this third-party coverage.

Additionally, we experienced unfavorable claims development during fiscal 2010, which is reflected in our professional and general liability costs. The relatively high cost of professional liability insurance and, in some cases, the lack of availability of such insurance coverage, for physicians with privileges at our hospitals increases our risk of vicarious liability in cases where both our hospital and the uninsured or underinsured physician are named as co-defendants. As a result, we are subject to greater self-insured risk and may be required to fund claims out of our operating cash flows to a greater extent than during fiscal year 2010. We cannot assure you that we will be able to continue to obtain insurance coverage in the future or that such insurance coverage, if it is available, will be available on acceptable terms.

While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. Moreover, the results of current claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows.

Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts.

Like others in the hospital industry, we have experienced an increase in uncompensated care. Our combined provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of patient service revenues (prior to these adjustments) was 12.0% during both fiscal 2008 and 2009. This ratio increased to 15.8% for the year ended June 30, 2010. Approximately 330 basis points of this increase from fiscal 2009 to fiscal 2010 related to the uninsured discount and Medicaid pending policy changes implemented in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009. Our self-pay discharges as a percentage of total discharges were approximately 3.3% during each of the past three fiscal years (as adjusted for our Medicaid pending policy changes in Illinois on April 1, 2009 and in Phoenix and San Antonio on July 1, 2009). Our self-pay discharges as a percentage of total discharges during the three months ended September 30, 2010 were not comparable to those for fiscal year 2010 because of the impact of the uninsured discount and Medicaid pending policy changes, but there was a slight increase in this percentage compared to the three months ended September 30, 2009. Our hospitals remain at risk for increases in uncompensated care as a result of price increases, the continuing trend of increases in coinsurance and deductible portions of managed care accounts and increases in uninsured patients as a result of potential state Medicaid funding cuts or general economic weakness. Although we continue to seek ways of improving point of service collection efforts and implementing appropriate payment plans with our patients, if we continue to experience growth in self-pay revenues prior to the Health Reform Law being fully implemented, our results of operations and cash flows could be materially adversely affected. Further, our ability to improve collections for self-pay patients may be limited by regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

The Health Reform Law seeks to decrease over time the number of uninsured individuals. Among other things, the Health Reform Law will, effective January 1, 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the law. In addition, even after implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government healthcare programs.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions. Thus, the success of our hospitals depends in part on the following factors:

•	the number and quality of the physicians on the medical staffs of our hospitals;

•	the admitting practices of those physicians; and

•	the maintenance of good relations with those physicians.

Most physicians at our hospitals also have admitting privileges at other hospitals. Our efforts to attract and retain physicians are affected by our managed care contracting relationships, national shortages in some specialties, such as anesthesiology and radiology, the adequacy of our support personnel, the condition of our facilities and medical equipment, the availability of suitable medical office space and federal and state laws and regulations prohibiting financial relationships that may have the effect of inducing patient referrals. If facilities are not staffed with adequate support personnel or technologically advanced equipment that meets the needs of patients, physicians may be discouraged from referring patients to our facilities, which could adversely affect our profitability.

In an effort to meet community needs in the markets in which we operate, we have implemented a strategy to employ physicians both in primary care and in certain specialties. As of June 30, 2010, we employed more than 300 practicing physicians, excluding residents. We have employed a significant number of additional physicians since June 30, 2010 primarily through acquisitions, including 19 physicians comprising the Arizona Heart Institute, assets of which we purchased in October 2010 and approximately 160 physicians from the DMC acquisition. A physician employment strategy includes increased salary and benefits costs, physician integration risks and difficulties associated with physician practice management. While we believe this strategy is consistent with industry trends, we cannot be assured of the long-term success of such a strategy. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our clients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

We may be unable to achieve our acquisition and growth strategies and we may have difficulty acquiring not-for-profit hospitals due to regulatory scrutiny.

An important element of our business strategy is expansion by acquiring hospitals in our existing and in new urban and suburban markets and by entering into partnerships or affiliations with other healthcare service providers. The competition to acquire hospitals is significant, including competition from healthcare companies with greater financial resources than ours. As previously discussed, we have acquired two hospitals in Chicago, Illinois, one hospital in Phoenix, Arizona and eight hospitals in metropolitan Detroit, Michigan. There is no guarantee that we will be able to successfully integrate these or any other hospital acquisitions, which limits our ability to complete future acquisitions.

Potential future acquisitions may be on less than favorable terms. We may have difficulty obtaining financing, if necessary, for future acquisitions on satisfactory terms. The DMC acquisition includes and other future acquisitions may include significant capital or other funding commitments that we may not be able to finance through operating cash flows or additional debt or equity proceeds. We sometimes agree not to sell an acquired hospital for some period of time (currently no longer than 10 years) after purchasing it and/or grant the seller a right of first refusal to purchase the hospital if we agree to sell it to a third party.

Additionally, many states, including some where we have hospitals and others where we may in the future attempt to acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the sale proceeds by the not-for-profit seller. These review and approval processes can add time to the consummation of an acquisition of a not-for-profit hospital, and future actions on the state level could seriously delay or even prevent future acquisitions of not-for-profit hospitals. Furthermore, as a condition to approving an acquisition, the attorney general of the state in which the hospital is located may require us to maintain specific services, such as emergency departments, or to continue to provide specific levels of charity care, which may affect our decision to acquire or the terms upon which we acquire one of these hospitals.

We may not be able to successfully integrate our acquisition of DMC or realize the potential benefits of the acquisition, which could cause our business to suffer.

We may not be able to combine successfully the operations of DMC with our operations and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of DMC with our operations requires significant attention from management and may impose substantial demands on our operations or other projects. The integration of DMC also involves a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could cause delays or increased costs of combining the companies, which could adversely affect our operations, financial results and liquidity.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of hospitals or other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition, results of operations and cash flows. Acquisitions or joint ventures involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions or joint ventures at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals profitably or succeed in achieving improvements in their financial performance.

The cost of our malpractice insurance and the malpractice insurance of physicians who practice at our facilities remains volatile. Successful malpractice or tort claims asserted against us, our physicians or our employees could materially adversely affect our financial condition and profitability.

Physicians, hospitals and other healthcare providers are subject to legal actions alleging malpractice, general liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. Hospitals and physicians have typically maintained a special type of insurance (commonly called malpractice or professional liability insurance) to protect against the costs of these types of legal actions. We created a captive insurance subsidiary on June 1, 2002, to assume a substantial portion of the professional and general liability risks of our facilities. For claims incurred between June 1, 2002 and June 30, 2010, we self-insured our professional and general liability risks, either through our captive subsidiary or through another of our subsidiaries, in respect of losses up to $10.0 million. For claims subsequent to June 30, 2010, we increased this self-insured retention to $15.0 million for our Illinois hospitals. We have also purchased umbrella excess policies for professional and general liability insurance for all periods through June 30, 2011 with unrelated commercial carriers to provide an additional $65.0 million of coverage in the aggregate above our self-insured retention for our operations outside DMC. We maintain separate umbrella coverage for DMC through other captive insurance subsidiaries for an additional

$45.0 million above our $10.0 million self-insured retention with independent third party carriers. While our premium prices have not fluctuated significantly during the past few years, the total cost of professional and general liability insurance remains sensitive to the volume and severity of cases reported. There is no guarantee that excess insurance coverage will continue to be available in the future at a cost allowing us to maintain adequate levels of such insurance. Moreover, due to the increased retention limits insured by us and our captive subsidiary, if actual payments of claims materially exceed our projected estimates of malpractice claims, our financial condition, results of operations and cash flows could be materially adversely affected.

Physicians’ professional liability insurance costs in certain markets have dramatically increased to the point where some physicians are either choosing to retire early or leave those markets. If physician professional liability insurance costs continue to escalate in markets in which we operate, some physicians may choose not to practice at our facilities, which could reduce our patient volumes and revenues. Our hospitals may also incur a greater percentage of the amounts paid to claimants if physicians are unable to obtain adequate malpractice coverage since we are often sued in the same malpractice suits brought against physicians on our medical staffs who are not employed by us.

We have employed a significant number of additional physicians from our fiscal 2011 acquisitions. Also, effective with the DMC acquisition, we now provide malpractice coverage through certain of our insurance captive subsidiaries to more than 1,100 non-employed attending physicians, which creates additional risks for us. We expect to continue to employ additional physicians during the near future. A significant increase in employed physicians could significantly increase our professional and general liability risks and related costs in future periods since for employed physicians there is no insurance coverage from unaffiliated insurance companies.

Our facilities are concentrated in a small number of regions. If any one of the regions in which we operate experiences a regulatory change, economic downturn or other material change, our overall business results may suffer.

Among our operations as of September 30, 2010, five hospitals and various related healthcare businesses were located in San Antonio, Texas; five hospitals and related healthcare businesses were located in metropolitan Phoenix, Arizona; four hospitals and related healthcare businesses were located in metropolitan Chicago, Illinois; and three hospitals and related healthcare businesses were located in Massachusetts. Subsequent to September 30, 2010 we acquired one hospital in Phoenix and eight hospitals in Metropolitan Detroit, Michigan.

For the years ended June 30, 2008, 2009 and 2010, the three months ended September 30, 2010 and the pro forma three months ended September 30, 2010 (adjusted for the Acquisitions), our total revenues were generated as follows:

					Pro Forma
				Three Months	Three Months
				Ended	Ended
	Year Ended June 30,			September 30,	September 30,
	2008	2009	2010	2010	2010

San Antonio	32.1%	29.6%	26.8%	27.1%	17.2%
PHP and AAHP	14.1%	19.3%	23.1%	22.5%	14.2%
Massachusetts	19.7%	18.3%	18.2%	16.3%	10.4%
Metropolitan Phoenix, excluding PHP and AAHP	18.8%	17.9%	17.5%	15.4%	9.8%
Metropolitan Chicago (1)	14.9%	14.6%	14.1%	18.4%	11.7%
Metropolitan Detroit	0.0%	0.0%	0.0%	0.0%	36.5%
Other	0.4%	0.3%	0.3%	0.3%	0.2%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes MHP.

Any material change in the current demographic, economic, competitive or regulatory conditions in any of these regions could adversely affect our overall business results because of the significance of our operations in each of these regions to our overall operating performance. Moreover, due to the concentration of our revenues in only five regions, our business is less diversified and, accordingly, is subject to greater regional risk than that of some of our larger competitors.

If we are unable to control our healthcare costs at Phoenix Health Plan and Abrazo Advantage Health Plan, if the health plans should lose their governmental contracts or if budgetary cuts reduce the scope of Medicaid or dual-eligibility coverage, our profitability may be adversely affected.

For the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, PHP generated approximately 12.7%, 18.1%, 22.1% and 21.6% of our total revenues, respectively. PHP derives substantially all of its revenues through a contract with AHCCCS. AHCCCS pays capitated rates to PHP, and PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. If we fail to effectively manage our healthcare costs, these costs may exceed the payments we receive. Many factors can cause actual healthcare costs to exceed the capitated rates paid by AHCCCS, including:

•	our ability to contract with cost-effective healthcare providers;

•	the increased cost of individual healthcare services;

•	the type and number of individual healthcare services delivered; and

•	the occurrence of catastrophes, epidemics or other unforeseen occurrences.

Our current contract with AHCCCS began October 1, 2008 and expires September 30, 2011. This contract is terminable without cause on 90 days’ written notice from AHCCCS or for cause upon written notice from AHCCCS if we fail to comply with any term or condition of the contract or fail to take corrective action as required to comply with the terms of the contract. AHCCCS may also terminate the contract with PHP in the event of unavailability of state or federal funding. If our AHCCCS contract is terminated, our profitability would be adversely affected by the loss of these revenues and cash flows. Also, should the scope of the Medicaid program be reduced as a result of state budgetary cuts or other political factors, our results of operations could be adversely affected.

For the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, AAHP generated 1.4%, 1.2%, 1.0% and 0.9% of our total revenues, respectively. AAHP began providing healthcare coverage to Medicare and Medicaid dual-eligible members on January 1, 2006. Most of AAHP’s members were formerly enrolled in PHP. AAHP’s contract with CMS went into effect on January 1, 2006, for a term of one year, with a provision for successive one year renewals, and has currently been renewed through December 31, 2011. If we fail to effectively manage AAHP’s healthcare costs, these costs may exceed the payments we receive.

We are dependent on our senior management team and local management personnel, and the loss of the services of one or more of our senior management team or key local management personnel could have a material adverse effect on our business.

The success of our business is largely dependent upon the services and management experience of our senior management team, which includes Charles N. Martin, Jr., our Chairman and Chief Executive Officer; Kent H. Wallace, our President and Chief Operating Officer; Keith B. Pitts, our Vice Chairman, Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer; Bradley A. Perkins, MD, our Executive Vice President and Chief Transformation Officer and Joseph D. Moore, Executive Vice President. In addition, we depend on our ability to attract and retain local managers at our hospitals and related facilities, on the ability of our senior officers and key employees to manage growth successfully and on our ability to attract and retain skilled employees. We do not maintain key man life insurance policies on any of our officers. If we were to lose any of our senior management team or members of our local management teams, or if we are unable to attract other necessary personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations. If we were to lose the services of one or more members of our senior management team or a significant portion of our hospital management staff at one or more of our hospitals, we would likely experience a significant disruption in our operations and failure of the affected hospitals to adhere to their respective business plans.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by managed care plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressures to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the healthcare industry towards value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events.

The Health Reform Law contains a number of provisions intended to promote value-based purchasing. Effective July 1, 2011, the Health Reform Law will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). Beginning in federal fiscal year 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Hospitals with excessive readmissions for conditions designated by HHS will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. Beginning in federal fiscal year 2013, HHS will reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years; and pool the total amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required HHS to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)—one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”)—significantly broadened the scope of the HIPAA privacy and security regulations. On October 30, 2009, HHS issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA and on July 14, 2010, HHS issued a Proposed Rule containing modifications to privacy standards, security standards and enforcement actions. In addition, HHS is currently in the process of finalizing regulations addressing security breach notification requirements. HHS initially released an Interim Final Rule for breach notification requirements on August 24, 2009. HHS then drafted a Final Rule which was submitted to OMB but subsequently withdrawn by HHS on July 29, 2010. Currently, the Interim Final Rule remains in effect but the withdrawal suggests that when HHS issues the Final Rule, which it has indicated it intends to do in the next several months, the requirements for how covered entities should respond in the event of a potential security breach involving protected health information are likely to be more onerous than those contained in the Interim Final Rule.

Violations of HIPAA could result in civil or criminal penalties. An investigation or initiation of civil or criminal actions could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare and Medicaid for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to long-term care hospitals, and audits of Medicare claims under the Recovery Audit Contractor program (“RAC”). The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009, with a permanent national RAC program in all 50 states in 2010.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated”, for which a decision can be made without reviewing a medical record, or “complex”, for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

Under a proposed Medicaid rule published November 10, 2010, each state must establish a Medicaid RAC program, to be fully implemented by April 1, 2011. CMS is also mandated to issue proposed rules on RACs for Medicare Advantage plans and Medicare Part D by the end of the year.

These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare or Medicaid that are determined to have been overpaid. We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services.

If we fail to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances with respect to computed axial tomography (“CT”), magnetic resonance imaging (“MRI”) and positron emission tomography (“PET”) equipment, as well as other equipment used in our facilities, are continually evolving. In an effort to compete with other healthcare providers, we must constantly evaluate our equipment needs and upgrade equipment as a result of technological improvements. Such equipment costs typically range from $1.0 million to $3.0 million, exclusive of construction or build-out costs. If we fail to remain current with the technological advancements of the medical community, our volumes and revenue may be negatively impacted.

Our hospitals face competition for staffing especially as a result of the national shortage of nurses and the increased imposition on us of nurse-staffing ratios, which has in the past and may in the future increase our labor costs and materially reduce our profitability.

We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including most significantly nurses and other non-physician healthcare professionals. In the healthcare industry generally, including in our markets, the national shortage of nurses and other medical support personnel has become a significant operating issue. This shortage has caused us in the past and may require us in the future to increase wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We have voluntarily raised on several occasions in the past, and expect to raise in the future, wages for our nurses and other medical support personnel.

In addition, union-mandated or state-mandated nurse-staffing ratios significantly affect not only labor costs, but may also cause us to limit patient admissions with a corresponding adverse effect on revenues if we are unable to hire the appropriate number of nurses to meet the required ratios. While we do not currently operate in any states with mandated nurse-staffing ratios, the states in which we operate could adopt mandatory nurse-staffing ratios at any time. In those instances where our nurses are unionized, it is our experience that new union contracts often impose significant new additional staffing ratios by contract on our hospitals. This was the case with the increased staffing ratios imposed on us in our union contract with our nurses at Saint Vincent Hospital in Worcester, Massachusetts negotiated in 2007.

The U.S. Congress has considered a bill called the Employee Free Choice Act of 2009 (“EFCA”), which organized labor, a major supporter of the Obama administration, has called its number one legislative objective. EFCA would amend the National Labor Relations Act to establish a procedure whereby the National Labor Relations Board (“NLRB”) would certify a union as the bargaining representative of employees, without a NLRB-supervised secret ballot election, if a majority of unit employees sign valid union authorization cards (the “card-check provision”). Additionally, under EFCA, parties that are unable to reach a first contract within 90 days of collective bargaining could refer the dispute to mediation by the Federal Mediation and Conciliation Service (the “Service”). If the Service is unable to bring the parties to agreement within 30 days, the dispute then would be referred to binding arbitration. Also, the bill would provide for increased penalties for labor law violations by employers. In July 2009, due to intense opposition from the business community, alternative draft legislation became public, dropping the card-check provision, but putting in its place new provisions making it easier for employees to organize including provisions to require shorter unionization campaigns, faster elections and limitations on employer-sponsored anti-unionization meetings, which employees are required to attend. It is uncertain whether this legislation will continue to be considered in the current Congress, with the House of Representatives now controlled by the Republican Party. However, this legislation, if passed by this or a subsequent Congress, would make it easier for our nurses or other hospital employees to unionize, which could materially increase our labor costs.

If our labor costs continue to increase, we may not be able to raise our payer reimbursement levels to offset these increased costs, including the significantly increased costs that we will incur for wage increases and nurse-staffing ratios under our new union contract with our nurses at Saint Vincent Hospital. Because substantially all of our net patient revenues consist of payments based on fixed or negotiated rates, our ability to pass along increased labor costs is materially constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs, could have a material adverse effect on our profitability.

Our pension plan obligations under one of DMC’s pension plans are currently underfunded, and we may have to make significant cash payments to this plan, which would reduce the cash available for our businesses.

Effective January 1, 2011, we acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds and similar debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $293.0 million as of September 30, 2010), which liability we anticipate that we will fund over seven to 15 years after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). As a result of our assumption of this DMC pension liability in connection with the acquisition, we have underfunded obligations under this pension plan. The funded status of the pension plan referred to above is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to recognize pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our businesses. In addition, a decrease in the discount rate used to determine this pension obligation could result in an increase in the valuation of this pension obligation, which could affect the reported funded status of this pension plan and necessary future contributions, as well as the periodic pension cost in respect of this plan in subsequent fiscal years.

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event that the tax-qualified pension plan referred to above is terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes.

Compliance with Section 404 of the Sarbanes-Oxley Act may negatively impact our results of operations and failure to comply may subject us to regulatory scrutiny and a loss of investors’ confidence in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to perform an evaluation of our internal control over financial reporting and file management’s attestation with our annual report. We have evaluated, tested and implemented internal controls over financial reporting to enable management to report on such internal controls under Section 404. However, we cannot assure you that the conclusions we reached in our June 30, 2010 management report will represent conclusions we reach in future periods. Failure on our part to comply with Section 404 may subject us to regulatory scrutiny and a loss of public confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control over financial reporting and hiring additional personnel. Any such actions could negatively affect our results of operations.

A failure of our information systems would adversely affect our ability to properly manage our operations.

We rely on our advanced information systems and our ability to successfully use these systems in our operations. These systems are essential to the following areas of our business operations, among others:

•	patient accounting, including billing and collection of patient service revenues;

•	financial, accounting, reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	remote physician access to patient data;

•	negotiating, pricing and administering managed care contracts; and

•	monitoring quality of care.

If we are unable to use these systems effectively, we may experience delays in collection of patient service revenues and may not be able to properly manage our operations or oversee compliance with laws or regulations.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by ARRA, HHS has adopted an incentive payment program for eligible hospitals and health care professionals that implement certified electronic health record (“EHR”) technology and use it consistently with

“meaningful use” requirements. If our hospitals and employed or contracted professionals do not meet the Medicare or Medicaid EHR for incentive program requirements, we will not receive Medicare or Medicaid incentive payments to offset some of the costs of implementing EHR systems. Further, beginning in federal fiscal year 2015, eligible hospitals and physicians that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

Difficulties with current construction projects or new construction projects such as additional hospitals or major expansion projects may involve significant capital expenditures that could have an adverse impact on our liquidity.

During fiscal year 2010, we entered into a contract to construct a replacement facility for our Southeast Baptist Hospital in San Antonio, which we expect will cost $86.2 million to construct and equip. We may also decide to construct an additional hospital or hospitals in the future or construct additional major expansion projects to existing hospitals in order to achieve our growth objectives. Additionally, the DMC purchase includes a commitment by us to fund $500.0 million of specified construction projects at the DMC facilities during the five years subsequent to the closing of the acquisition, many of which include substantial physical plant expansions. The $500.0 million commitment for specified construction projects includes the following annual aggregate spending amounts — $80.0 million for calendar 2011; $160.0 million for calendar 2012; $240.0 million for calendar 2013; $320.0 million for calendar 2014; and $500.0 million for calendar 2015. Our ability to complete construction of new hospitals or new expansion projects on budget and on schedule would depend on a number of factors, including, but not limited to:

•	our ability to control construction costs;

•	the failure of general contractors or subcontractors to perform under their contracts;

•	adverse weather conditions;

•	shortages of labor or materials;

•	our ability to obtain necessary licensing and other required governmental authorizations; and

•	other unforeseen problems and delays.

As a result of these and other factors, we cannot assure you that we will not experience increased construction costs on our construction projects or that we will be able to construct our current or any future construction projects as originally planned. In addition, our current and any future major construction projects would involve a significant commitment of capital with no revenues associated with the projects during construction, which also could have a future adverse impact on our liquidity.

If the costs for construction materials and labor continue to rise, such increased costs could have an adverse impact on the return on investment relating to our expansion projects.

The cost of construction materials and labor has significantly increased over the past years as a result of global and domestic events. We have experienced significant increases in the cost of steel due to the demand in China for such materials and an increase in the cost of lumber due to multiple factors. Increases in oil and gas prices have increased costs for oil-based products and for transporting materials to job sites. As we continue to invest in modern technologies, emergency rooms and operating room expansions, we expend large sums of cash generated from operating activities. We evaluate the financial viability of such projects based on whether the projected cash flow return on investment exceeds our cost of capital. Such returns may not be achieved if the cost of construction continues to rise significantly or anticipated volumes do not materialize.

State efforts to regulate the construction or expansion of hospitals could impair our ability to operate and expand our operations.

Some states require healthcare providers to obtain prior approval, known as certificates of need, for:

•	the purchase, construction or expansion of healthcare facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Illinois, Michigan and Massachusetts are the only states in which we currently own hospitals that have certificate-of-need laws. The failure to obtain any required certificate of need could impair our ability to operate or expand operations in these states.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

Blackstone acquired our predecessor company during fiscal 2005. We recorded a significant portion of the purchase price as goodwill. At September 30, 2010, we had approximately $657.2 million of goodwill recorded on our financial statements. There is no guarantee that we will be able to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. During fiscal 2007, we recorded a $123.8 million ($110.5 million, net of tax benefit) impairment charge to goodwill to reduce the carrying values of our Illinois hospitals to their fair values. We performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to the Illinois hospitals reporting unit was impaired. We recorded the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss during the quarter ended December 31, 2009.

Our hospitals are subject to potential responsibilities and costs under environmental laws that could lead to material expenditures or liability.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the protection of human health and the environment. We could incur substantial costs to maintain compliance with these laws and regulations. To our knowledge, we have not been and are not currently the subject of any investigations relating to noncompliance with environmental laws and regulations. We could become the subject of future investigations, which could lead to fines or criminal penalties if we are found to be in violation of these laws and regulations. The principal environmental requirements and concerns applicable to our operations relate to proper management of regulated materials, hazardous waste and medical waste, above-ground and underground storage tanks, operation of boilers, chillers and other equipment, and management of building conditions, such as the presence of mold, lead-based paint or asbestos. Our hospitals engage independent contractors for the transportation, handling and disposal of hazardous waste, and we require that our hospitals be named as additional insureds on the liability insurance policies maintained by these contractors.

We also may be subject to requirements related to the remediation of substances that have been released into the environment at properties owned or operated by us or our predecessors or at properties where substances were sent for off-site treatment or disposal. These remediation requirements may be imposed without regard to fault, and liability for environmental remediation can be substantial.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010 on an (i) actual basis and (ii) as adjusted basis to give effect to the consummation of these offerings and the Acquisitions.

	As of September 30,
	2010
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$471.8	$491.5

VHS Holdco II Debt:
2010 Credit Facilities:
Revolving Facility	—	—
Term Loan Facility	$813.0	$813.0
Senior unsecured notes (1)	1,154.2	1,154.2
Senior notes offered hereby (2)	—	375.0
Other (3)	—	12.6

Total VHS Holdco II debt	1,967.2	2,354.8
Vanguard debt:
Senior discount notes offered hereby (4)	—	375.0

Total Vanguard debt	—	375.0

Total debt	1,967.2	2,729.8
Total equity (deficit)	256.9	(118.0)

Total capitalization	$2,224.1	$2,611.8

(1)	Excludes approximately $20.8 million of original issue discount.

(2)	Does not give effect to any original issue discount.

(3)	Reflects debt assumed related to the DMC acquisition, substantially all of which is capital leases.

(4)	The senior discount notes debt balance reflects the estimated gross proceeds from the issuance thereof.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information with respect to Vanguard is based upon the historical consolidated financial statements of Vanguard. The unaudited pro forma condensed combined financials include the following:

•	The unaudited pro forma condensed combined balance sheet as of September 30, 2010, which assumes the notes offerings were completed and the acquisition of DMC occurred on September 30, 2010.

•	The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2010 (which assumes these offerings were completed and the Acquisitions occurred on July 1, 2009) and for the three months ended September 30, 2010 (which assumes these offerings were completed and the acquisition of DMC occurred on July 1, 2009).

Our fiscal year and the fiscal year of the Resurrection Facilities end on June 30 of each year. DMC’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet combines our unaudited condensed consolidated balance sheet as of September 30, 2010 with the unaudited condensed consolidated balance sheet of DMC as of September 30, 2010. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2010 combines our audited consolidated statement of operations for the fiscal year ended June 30, 2010 and the audited combined statement of operations of the Resurrection Facilities for the fiscal year ended June 30, 2010 with DMC’s unaudited condensed consolidated statement of operations for the twelve months ended June 30, 2010 (which was derived from DMC’s audited consolidated statement of operations for the year ended December 31, 2009 less DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2009 plus DMC’s unaudited consolidated statement of operations for the six months ended June 30, 2010). The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2010 combines our unaudited condensed consolidated statement of operations for the three months ended September 30, 2010 with DMC’s unaudited consolidated statement of operations for the three months ended September 30, 2010 and does not include the Resurrection Facilities for the period from July 1, 2010 through August 1, 2010, the date of the acquisition of the Resurrection Facilities.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and is not intended to represent our financial condition or results of operations had these offerings or the Acquisitions occurred on the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information includes adjustments, which are based upon preliminary estimates, to reflect the purchase price allocations to the fair values of acquired assets and assumed liabilities of DMC and the Resurrection Facilities. The final purchase price allocations will be based upon the fair values of actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for DMC and the Resurrection Facilities are subject to revision as more detailed analysis is completed and additional information related to the fair value of the assets acquired and liabilities assumed becomes available. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill. Additionally, changes in DMC’s working capital, including those resulting from its results of operations from September 30, 2010 through December 31, 2010, will change the amount of goodwill recorded. Due to these varying assumptions, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2010

			Pro Forma		Pro Forma
	Actual	DMC	Acquisition		Offerings		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$471.8	$31.8	$(368.1	) (a)	$356.0	(l)	$491.5
Restricted cash	2.5	—	—		—		2.5
Accounts receivable, net of allowance for doubtful accounts	292.9	181.1	—		—		474.0
Prepaid expenses and other current assets	121.2	113.7	(14.8	) (b)
			(3.1	) (c)	—		217.0
Deferred income taxes	13.7	—	—		—		13.7

Total current assets	902.1	326.6	(386.0)		356.0		1,198.7
Property, plant and equipment, net	1,221.6	442.8	174.9	(d)	—		1,839.3
Goodwill	657.2	0.1	(0.1	) (e)
			92.4	(f)	—		749.6
Intangible assets	69.3	8.2	(8.2	) (e)
			11.1	(d)	19.0	(l)	99.4
Other assets	100.2	477.3	(281.5	) (c)	—		296.0

Total assets	$2,950.4	$1,255.0	$(397.4)		$375.0		$4,183.0

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$606.2	$336.2	$(3.5	) (g)	$—		$926.0
			(14.8	) (b)
			1.9	(h)
Current maturities of debt	8.2	24.5	(20.5	) (g)	—		12.2

Total current liabilities	614.4	360.7	(36.9)		—		938.2
Other liabilities	120.1	417.8	(0.1	) (i)
			107.4	(j)	—		645.2
Long-term debt	1,959.0	468.1	(459.5	) (g)	750.0	(l)	2,717.6
Equity (deficit):
Common stock	—	—	—		—		—
Additional paid in capital (distributions in excess of paid in capital)	356.1	—	—		(375.0	) (l)	(18.9)
Accumulated other comprehensive loss	(2.5)	—	—		—		(2.5)
Net assets	—	8.4	(8.4	) (k)	—		—
Retained deficit	(104.7)	—	—		—		(104.7)

Total equity (deficit) attributable to parent	248.9	8.4	(8.4)		(375.0)		(126.1)
Non-controlling interests	8.0	—	0.1	(i)	—		8.1

Total equity (deficit)	256.9	8.4	(8.3)		(375.0)		(118.0)

Total liabilities and equity	$2,950.4	$1,255.0	$(397.4)		$375.0		$4,183.0

See notes to unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a)	To reflect the $368.1 million cash payment necessary to fund the purchase price for the DMC acquisition as if the acquisition had occurred on September 30, 2010.

(b)	To eliminate $14.8 million of current assets and current liabilities related to a securities lending program that were discontinued prior to the closing of the acquisition.

(c)	To eliminate $284.6 million of certain board-restricted and donor-restricted assets not acquired by Vanguard that were either retained by the seller or utilized as part of the purchase price to retire DMC’s outstanding debt at closing.

(d)	To reflect Vanguard’s $174.9 million estimated increase to the net book value of acquired property, plant and equipment to adjust those assets to fair value as of the acquisition date and the estimated $11.1 million of intangible assets acquired as part of the acquisition. These amounts are based upon preliminary appraisal information, which is subject to post-acquisition adjustment given the receipt of additional information.

(e)	To eliminate DMC’s existing $0.1 million goodwill balance and $8.2 million of certain other capitalized costs related to the existing debt that was repaid at the acquisition date.

(f)	To reflect Vanguard’s estimate of goodwill related to the DMC acquisition, calculated as follows (in millions):

Total cash purchase price paid	$368.1
Net assets acquired:
Cash acquired	31.8
Other current assets acquired	276.9
Property, plant and equipment acquired	617.7
Other assets acquired	206.9
Accounts payable and accrued expenses assumed	(319.8)
Debt assumed (not repaid)	(12.6)
Other liabilities assumed	(525.2)

Total	$275.7

Estimated goodwill	$92.4

Vanguard expects to finalize the purchase price allocation within one year of the acquisition date. During this time, the amounts allocable to tangible assets, intangible assets, liabilities and goodwill could be materially different given changes to fair value estimates resulting from additional information that becomes available. The estimated purchase price allocation above does not include (i) $850.0 million of capital commitments that Vanguard will be required to make over the five years subsequent to the closing of the DMC acquisition ($500.0 million of which relates to specified capital projects and $350.0 million of which relates to routine maintenance capital); and (ii) the Vanguard stock warrants issued at closing to collateralize the $500.0 million specified capital commitment.

(g)	To eliminate $480.0 million of DMC’s long-term debt and current maturities of long-term debt plus $3.5 million of accrued interest for such debt as of September 30, 2010 that were repaid by the seller at closing.

(h)	To reflect $1.9 million of DMC unfavorable leases as of the acquisition date based upon preliminary appraisal estimates.

(i)	To reclassify $0.1 million of DMC non-controlling interests from liabilities to equity as of the acquisition date.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

(j)	To reflect Vanguard’s $107.4 million estimated increase to the fair value of the DMC pension and postretirement benefit obligations as of the acquisition date based upon preliminary actuarial estimates. This estimate is subject to post-acquisition adjustment as additional information is received.

(k)	To eliminate the $8.4 million of reported net assets of DMC not acquired by Vanguard.

(l)	To reflect $375.0 million of cash proceeds from the senior discount notes offered hereby (estimated), $375.0 million of cash proceeds from the senior notes offered hereby, the estimated $17.1 million of initial purchaser fees and $1.9 million of other professional fees paid to complete the offering of these notes (such costs expected to be capitalized as deferred loan costs and amortized over the life of the notes), the payment of a $375.0 million dividend to its existing equityholders and the balance of the offering proceeds included in cash to be used for Vanguard’s general corporate purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended June 30, 2010

				Pro Forma		Pro Forma
	Actual	DMC	Resurrection	Acquisition		Offerings		Pro Forma
	Vanguard	Acquisition	Facilities	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Total revenues:
Patient service revenues	$2,537.2	$1,976.6	$271.0	$(81.2	) (a)	$—		$4,703.6
Premium revenues	839.7	—	—	—		—		839.7
Other revenues	—	150.0	13.0	(7.6	) (g)	—		155.4

Total revenues	3,376.9	2,126.6	284.0	(88.8)		—		5,698.7
Costs and expenses:
Salaries and benefits (1)	1,296.2	899.4	126.5	(23.5	) (i)	—		2,300.4
				1.8	(d)
Provision for doubtful accounts	152.5	272.1	28.0	(81.2	) (a)	—		371.4
Supplies	456.1	281.4	42.5	7.8	(b)
				11.7	(c)	—		799.5
Other operating expenses	1,149.7	531.9	66.1	13.2	(f)	—		1,759.2
				(1.7	) (k)
Depreciation and amortization	139.6	80.1	12.3	(19.2	) (j)	—		212.8
Interest, net	115.5	30.8	4.3	(34.0	) (e)	72.4	(e)	189.0
Acquisition related expenses	3.1	—	—	1.7	(k)	—		4.8
Pension expense	—	—	—	23.5	(i)	—		23.5
Management fees	—	—	30.2	—		—		30.2
Impairment loss	43.1	1.3	84.6	—		—		129.0
Debt extinguishment costs	73.5	—	—	—		—		73.5
Other	6.0	(11.6)	0.2	4.8	(h)
				(3.8	) (g)	—		(4.4)

Total costs and expenses	3,435.3	2,085.4	394.7	(98.9)		72.4		5,888.9

Income (loss) from continuing operations before income taxes	(58.4)	41.2	(110.7)	10.1		(72.4)		(190.2)
Income tax benefit	13.8	—	—	20.4	(l)	27.9	(l)	62.1

Income (loss) from continuing operations	$(44.6)	$41.2	$(110.7)	$30.5		$(44.5)		$(128.1)

(1)	Includes $4.2 million of Vanguard stock compensation.

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended September 30, 2010

			Pro Forma		Pro Forma
	Actual	DMC	Acquisition		Offerings		Pro Forma
	Vanguard	Acquisition	Adjustments		Adjustments		Vanguard
	(Dollars in millions)

Revenues:
Patient service revenues	$693.3	$504.8	$(14.9	) (a)	$—		$1,183.2
Premium revenues	220.6	—	—		—		220.6
Other revenues	—	37.4	(1.6	) (g)	—		35.8

Total revenues	913.9	542.2	(16.5)		—		1,439.6
Costs and expenses:
Salaries and benefits (1)	354.8	227.1	(4.0	) (i)	—		578.4
			0.5	(d)
Provision for doubtful accounts	51.8	67.4	(14.9	) (a)	—		104.3
Supplies	110.8	70.1	1.5	(b)
			2.8	(c)	—		185.2
Other operating expenses	320.0	128.9	2.1	(f)
			(1.8	) (k)	—		449.2
Depreciation and amortization	37.2	20.0	(2.5	) (j)	—		54.7
Interest, net	34.8	7.2	(6.9	) (e)	18.0	(e)	53.1
Acquisition related expenses	3.7	—	1.8	(k)	—		5.5
Pension expense	—	—	4.0	(i)	—		4.0
Regulatory settlement expense (2)	—	30.0	—		—		30.0
Other expenses	1.1	(13.3)	5.9	(h)
			(1.2	) (g)	—		(7.5)

Total costs and expenses	914.2	537.4	(12.7)		18.0		1,456.9

Income (loss) from continuing operations before income taxes	(0.3)	4.8	(3.8)		(18.0)		(17.3)
Income tax benefit (expense)	2.4	—	(0.5	) (l)	6.9	(l)	8.8

Income (loss) from continuing operations	$2.1	$4.8	$(4.3)		$(11.1)		$(8.5)

(1)	Includes $1.2 million of Vanguard stock compensation.

(2)	Represents DMC’s settlement with the Department of Justice and OIG related to certain disclosed conduct by DMC prior to Vanguard’s acquisition of DMC that may have violated the Anti-Kickback Statute or the Stark Law.

See notes to unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS

(a)	To reclassify estimated DMC charity care expense of $81.0 million for the twelve months ended June 30, 2010 and $14.9 million for the three months ended September 30, 2010 to a revenue deduction instead of additional provision for doubtful accounts to be consistent with Vanguard’s presentation.

(b)	To eliminate certain estimated DMC and Resurrection Facilities pharmacy supply discounts of $7.8 million for the twelve months ended June 30, 2010 and $1.5 million for DMC for the three months ended September 30, 2010 that will no longer be available to Vanguard as a for profit healthcare provider.

(c)	To reflect estimated additional sales taxes for DMC and the Resurrection Facilities of $11.7 million for the twelve months ended June 30, 2010 and $2.8 million for DMC for the three months ended September 30, 2010 that Vanguard will be required to pay as a for profit healthcare provider.

(d)	To reflect estimated additional unemployment taxes for DMC of $1.8 million for the twelve months ended June 30, 2010 and $0.5 million for the three months ended September 30, 2010 that Vanguard will be required to pay as a for profit healthcare provider.

(e)	To adjust net interest to reflect the following:

	Twelve Months	Three Months
	Ended	Ended
	June 30, 2010	September 30, 2010

Elimination of historical DMC interest expense for debt repaid at transaction closing	$(29.7)	$(6.9)
Elimination of historical interest expense of the Resurrection Facilities not acquired by Vanguard	(4.3)	—

	(34.0)	(6.9)
Estimated interest expense incurred for notes offered hereby	69.5	17.3
Interest expense related to amortization of capitalized debt issuance costs	2.9	0.7

	72.4	18.0

Net interest adjustment	$38.4	$11.1

A 0.125% increase in the assumed interest rate for the notes offered hereby would increase annual interest expense by approximately $0.9 million.

(f)	To reflect estimated additional property taxes for DMC and the Resurrection Facilities of $13.2 million for the twelve months ended June 30, 2010 and $2.1 million for DMC for the three months ended September 30, 2010 that Vanguard will be required to pay as a for profit healthcare provider. The estimated amounts for DMC are presented net of the impact of certain tax abatements Vanguard expects to receive as a result of the approval of certain of DMC’s hospitals as part of a qualified Renaissance Zone.

(g)	To reclassify $7.6 million and $1.6 million of realized gains and investment income related to DMC board-restricted and donor-restricted assets from revenues to a reduction in other expenses for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively, to be consistent with Vanguard’s presentation and to eliminate $3.8 million and $0.4 million of these realized gains and investment income related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of the purchase price to retire certain DMC debt at closing for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively.

(h)	To eliminate $4.8 million and $5.9 million of unrealized gains related to DMC board-restricted and donor-restricted assets that were not acquired by Vanguard but were retained by the seller or utilized as part of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS—(Continued)

the purchase price to retire certain DMC debt at closing for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively.

(i)	To reclassify $23.5 million and $4.0 million of DMC pension expense from salaries and benefits to the pension expense line item for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively.

(j)	To eliminate the historical depreciation and amortization of DMC of $80.1 million and $20.0 million for the twelve months ended June 30, 2010 and for the three months ended September 30, 2010, respectively, and $12.3 million for the Resurrection Facilities for the twelve months ended June 30, 2010; and to record Vanguard’s estimate of post-acquisition depreciation and amortization of $70.0 million and $17.5 million for DMC for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively, and $3.2 million for the Resurrection Facilities for the twelve months ended June 30, 2010. The post-acquisition estimates were determined using the acquisition date estimated fair values of property, plant and equipment (as discussed in Note (d) to the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet with respect to DMC) and using average estimated remaining useful lives of 15 years for real property and four years for personal property for DMC and based upon fair value and remaining economic useful life estimates obtained from appraisal data for the Resurrection Facilities.

(k)	To reclassify acquisition related expenses incurred by DMC prior to the closing of its acquisition by Vanguard of $1.7 million and $1.8 million for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively, from other operating expenses to a separate line item.

(l)	To record the income tax benefit of $20.4 million related to the acquired DMC and Resurrection Facilities operations including the impact of Acquisition-related pro forma adjustments for the twelve months ended June 30, 2010 and the income tax expense of $0.5 million related to the acquired DMC operations including the impact of Acquisition-related pro forma adjustments for the three months ended September 30, 2010, and to record the income tax benefit related to the offerings’ pro forma adjustments of $27.9 million and $6.9 million for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively.

Liquidity and Capital Resources

Operating Activities

As of September 30, 2010 we had working capital of $287.7 million, including cash and cash equivalents of $471.8 million. Working capital at June 30, 2010 was $105.0 million. Cash provided by operating activities decreased by $21.5 million during the quarter ended September 30, 2010 compared to the prior year period. Operating cash flows during the 2010 quarter were positively impacted by AHCCCS’ deferral of the June 2010 capitation and supplemental payments to PHP of approximately $62.0 million until July 2010. 2010 operating cash flows were negatively impacted by the timing of payments for interest and accounts payable during the 2010 quarter compared to the prior year quarter. Gross days in accounts payable was 50 days as of September 30, 2010 but averaged 42 days during the quarter ended September 30, 2010, which was comparable to the average gross accounts payable days during the quarter ended September 30, 2009. However, gross days in accounts payable was 40 days at June 30, 2009 compared to 50 days at June 30, 2010. We made interest payments on our previous 9.0% senior subordinated notes during October 2009 but made interest payments on our new 8.0% senior unsecured notes in August 2010. Net days revenue in accounts receivable increased one day to approximately 42 days at September 30, 2010 compared to approximately 41 days at June 30, 2010 but improved from 45 days as of September 30, 2009.

Investing Activities

Cash used in investing activities increased from $35.1 million during the quarter ended September 30, 2009 to $94.0 million during the quarter ended September 30, 2010, primarily as a result of the cash paid to acquire the Resurrection Facilities in August 2010 and a $10.8 million increase in capital expenditures during the 2010 quarter compared to the prior year quarter. This increase in capital expenditures relates to the construction of a replacement hospital in San Antonio, which we expect to complete during the first quarter of fiscal 2012. We entered into a $56.4 million agreement to construct this replacement facility earlier in calendar 2010 and expect to spend a total of $86.2 million, including costs to equip, to complete the project. Through September 30, 2010, we have spent $27.6 million of the budgeted $86.2 million related to this replacement facility.

Financing Activities

Cash flows from financing activities increased by $213.5 million during the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009 primarily due to the $216.6 million cash proceeds from our issuance of the Add-on 8.0% notes in July 2010 as discussed below. As of September 30, 2010, we had outstanding $1,967.2 million in aggregate indebtedness. The “Refinancing” section below provides additional information related to our liquidity.

The Refinancing

As a result of the Refinancing in late January 2010, our liquidity requirements remain significant due to our debt service requirements. Under the Refinancing, we entered into an $815.0 million senior secured term loan and a $260.0 million revolving credit facility. The 2010 term loan facility matures in January 2016 and bears interest at a per annum rate equal to, at our option, LIBOR (subject to a floor of 1.50%) plus 3.50%

or a base rate plus 2.50%. Upon the occurrence of certain events, we may request an incremental term loan facility to be added to the 2010 Term Loan Facility to issue additional term loans in such amount as we determine, subject to the receipt of commitments by existing lenders or other financial institutions for such amount of term loans and the satisfaction of certain other conditions. The 2010 Revolving Facility matures in January 2015, and we may seek to increase the borrowing availability under the 2010 Revolving Facility to an amount larger than $260.0 million, subject to the receipt of commitments by existing lenders or other financial institutions for such increased revolving facility and the satisfaction of other conditions. Borrowings under the 2010 Revolving Facility bear interest at a per annum rate equal to, at our option, LIBOR plus 3.50% or a base rate plus 2.50%, both of which are subject to a 0.25% decrease dependent upon our consolidated leverage ratio. We may utilize the 2010 Revolving Facility to issue up to $100.0 million of letters of credit ($28.3 million of which were outstanding at September 30, 2010).

Under the Refinancing, we also issued $950.0 million aggregate amount of 8.0% senior unsecured notes due February 2018 in a private placement offering. The 8.0% Notes are redeemable, in whole or in part, at any time on or after February 1, 2014 at specified redemption prices. In addition, we may redeem up to 35% of the 8.0% Notes prior to February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108% of their principal amount, plus accrued and unpaid interest. We may also redeem some or all of the 8.0% Notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest.

The proceeds from the 2010 Credit Facilities, the issuance of the 8.0% Notes and available cash were used to repay the $764.2 million principal and interest outstanding related to our 2005 term loan facility; to fund $597.0 million and $232.5 million of cash tender offers and consent solicitations and accrued interest for those holders of Vanguard’s previously outstanding 9.0% senior subordinated notes and previously outstanding 11.25% senior discount notes, respectively, who accepted the tender offers; to pay $26.9 million to redeem those 9.0% senior subordinated notes and 11.25% senior discount notes not previously tendered including such principal, interest and call premiums; to pay fees expenses related to the Refinancing of approximately $93.6 million; to purchase 446 shares held by certain former employees for $0.6 million; and to fund a $300.0 million distribution to repurchase a portion of the shares owned by the remaining stockholders. Subsequent to the $300.0 million share repurchase, we completed a 1.4778 for one split that effectively returned the share ownership for each stockholder that participated in the distribution to the same level as that in effect immediately prior to the distribution.

On July 14, 2010, we issued the Add-on Notes, which are guaranteed on a senior unsecured basis by Vanguard, VHS Holdco I and certain restricted subsidiaries of VHS Holdco II. The Add-on Notes were issued under the indenture governing the 8.0% Notes that we issued on January 29, 2010 as part of the Refinancing. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The proceeds from the Add-on Notes were intended to be used to finance, in part, our acquisition of substantially all of the assets of DMC and to pay fees and expenses incurred in connection with the acquisition.

Debt Covenants

Our 2010 Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness (including the 8.0% Notes and Add-on Notes); pay dividends and distributions or repurchase our capital stock; create liens on assets; make investments, loans or advances; make certain acquisitions; engage in mergers or consolidations; create a healthcare joint venture; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness, including the 8.0% Notes (including the Add-on Notes); change the business conducted by our subsidiaries; enter into certain hedging agreements; and make capital expenditures above specified levels. In addition, the 2010 Credit Facilities include a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. The following table sets forth the leverage and interest coverage covenant tests as of September 30, 2010 on an actual basis.

	Debt	Actual
	Covenant Ratio	Ratio

Interest coverage ratio requirement	2.00x	2.89x
Total leverage ratio limit	6.25x	4.24x

Factors outside our control may make it difficult for us to comply with these covenants during future periods. These factors include a prolonged economic recession, a higher number of uninsured or underinsured patients and decreased governmental or managed care payer reimbursement, among others, any or all of which could negatively impact our results of operations and cash flows and cause us to violate one or more of these covenants. Violation of one or more of the covenants could result in an immediate call of the outstanding principal amount under our 2010 Term Loan Facility or the necessity of lender waivers with more onerous terms including adverse pricing or repayment provisions or more restrictive covenants. A default under our 2010 Credit Facilities would also result in a default under the indenture governing our 8.0% Notes (including the Add-on Notes).

Capital Resources

We anticipate spending a total of $250.0 million to $270.0 million in capital expenditures during fiscal 2011, including the $44.6 million we spent during the quarter ended September 30, 2010. We expect that cash on hand, cash generated from our operations and cash expected to be available to us under our 2010 Credit Facilities will be sufficient to meet our working capital needs, debt service requirements and planned capital expenditure programs during the next twelve months and into the foreseeable future. As previously mentioned, the DMC purchase agreement requires that we expend $350.0 million for routine capital needs and $500.0 million for a specified project listing related to the DMC facilities during the five year period subsequent to the acquisition. The $500.0 million commitment for specified construction projects includes the following annual aggregate spending amounts — $80.0 million for calendar 2011; $160.0 million for calendar 2012; $240.0 million for calendar 2013; $320.0 million for calendar 2014; and $500.0 million for calendar 2015. We expect that our operating cash flows and availability under the 2010 Revolving Facility will be sufficient to meet these commitments. However, we cannot assure you that our operations will generate sufficient cash or that additional future borrowings under our 2010 Credit Facilities will be available to enable us to meet these requirements, especially given the current volatility in the credit markets and general economic weakness.

We had $471.8 million of cash and cash equivalents as of September 30, 2010. We rely on available cash, cash flows generated by operations and available borrowing capacity under our 2010 Revolving Facility to fund our operations and capital expenditures. We invest our cash in accounts in high-quality financial institutions. We continually explore various options to increase the return on our invested cash while preserving our principal cash balances. However, the significant majority of our cash and cash equivalents are not federally-insured and could be at risk in the event of a collapse of those financial institutions.

As of September 30, 2010, we held $19.3 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on our consolidated balance sheet due to inactivity in the primary ARS market during the past year. The par value of the ARS was $24.0 million as of September 30, 2010. Subsequent to September 30, 2010, we redeemed approximately $6.7 million of these ARS, of which approximately $6.3 million were redeemed at 98% of par value and $0.4 million were redeemed at par value.

We also intend to continue to pursue acquisitions or partnering arrangements, either in existing markets or new markets, which fit our growth strategies. To finance such transactions, we may increase borrowings under our 2010 Term Loan Facility, issue additional notes, draw upon cash on hand, utilize amounts available under our 2010 Revolving Facility or seek additional equity funding. We continually assess our capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions, fund capital projects or for other corporate purposes. If additional equity or debt funding is not available to us, it is likely that we will have to make borrowings from time to time under our 2010 Revolving Facility to meet our working capital and capital expenditure needs. Our future operating performance, ability to service our debt and ability to draw upon other sources of capital will be subject to future economic conditions and other business factors, many of which are beyond our control. Recent completed acquisitions include the following:

•	Completed acquisition of Westlake Hospital and West Suburban Medical Center—On August 1, 2010, we acquired two acute care hospitals and associated outpatient facilities in Illinois from Resurrection Health Care. Located in the western suburbs of Chicago, the hospitals are 233-bed West Suburban Medical Center in Oak Park, Illinois and 225-bed Westlake Hospital in Melrose Park, Illinois for a cash purchase price of approximately $45.3 million.

•	Completed acquisition of Arizona Heart Institute and Arizona Heart Hospital—In October 2010, we completed the purchase of certain assets and liabilities of the Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million. We expect these acquisitions to provide us a base upon which to expand our cardiology service offerings in the metropolitan Phoenix market.

•	Completed acquisition of DMC—Effective January 1, 2011, we purchased the DMC system, which owns and operates eight hospitals in and around Detroit, Michigan with 1,734 licensed beds for a cash purchase price of $368.1 million. We also assumed a “frozen” defined benefit pension liability (estimated at approximately $293.0 million as of September 30, 2010 that we expect to fund over seven to 15 years based upon actuarial assumptions and estimates, as adjusted periodically by actuaries) as part of the acquisition. Additionally, we committed to make $350.0 million in routine capital expenditures and $500.0 in capital expenditures related to a specific project list agreed to by DMC and us as part of the acquisition. Notwithstanding these $350.0 million and $500.0 million capital commitments, if in the future we should pay any amounts to any governmental agency (each a “Special Payment”), and the Special Payment arises out of a violation or alleged violation by DMC prior to the closing of the DMC acquisition of certain stipulated healthcare laws, then, if and to the extent that the Special Payment, individually or together with all previous Special Payments exceeds $25.0 million (the “Special Payment Threshold”), we shall have the right to apply the amount of the Special Payment, but only to the extent the Special Payment Threshold has been exceeded (the “Excess Payment”), as follows: (i) the first $10.0 million of such Excess Payment in any particular year shall be applied against our obligation to make routine capital expenditures during such year and (ii) any remaining portion of the Excess Payment in any particular year which has not been so applied as described above shall be applied against our $500.0 million capital commitment related to specific projects.

Liquidity Post-Offering

After issuing the senior notes and the senior discount notes, we will be even more highly leveraged. As of September 30, 2010, after giving effect to the Acquisitions and issuance hereby of the senior notes and the senior discount notes, our total indebtedness would have been $2,729.8 million, $813.0 million of which would have been senior secured indebtedness. We would have also had an additional $231.7 million of secured indebtedness available for borrowing under our 2010 Revolving Facility after taking into account $28.3 million of outstanding letters of credit. In addition, we may seek to increase the borrowing availability under the 2010 Revolving Facility if we meet a specified senior secured leverage ratio. We may also incur additional indebtedness pursuant to an uncommitted incremental term loan facility subject to certain limitations. Our liquidity requirements will be significant, primarily due to our debt service requirements. After giving effect to the issuance hereby of the senior notes and the senior discount notes and the Acquisitions, our interest expense would have been $189.0 million and $53.1 million, respectively, for the twelve months ended June 30, 2010 and the three months ended September 30, 2010 (of which $134.0 million and $40.5 million would have been cash interest for the twelve months ended June 30, 2010 and the three months ended September 30, 2010, respectively).

In addition, our liquidity and ability to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our 2010 Revolving Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. We may not be able to obtain additional liquidity when needed on terms acceptable to us.

As market conditions warrant, we and our major equityholders, including Blackstone and their affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

Obligations and Commitments

The following table reflects a summary of obligations and commitments outstanding, including both the principal and interest portions of long-term debt, with payment dates as of September 30, 2010.

	Payments Due by Period
	Within	During	During	After
	1 Year	Years 2-3	Years 4-5	5 Years	Total
	(In millions)

Contractual Cash Obligations:
Long-term debt (1)	$166.9	$331.9	$329.3	$2,218.3	$3,046.4
Operating leases (2)	29.7	47.1	32.0	28.0	136.8
Purchase obligations (2)	36.8	—	—	—	36.8
Health plan claims and settlements payable (3)	171.8	—	—	—	171.8
Estimated self-insurance liabilities (4)	42.7	37.4	24.3	26.2	130.6

Subtotal	$447.9	$416.4	$385.6	$2,272.5	$3,522.4

	Payments Due by Period
	Within	During	During	After
	1 Year	Years 2-3	Years 4-5	5 Years	Total
	(In millions)

Other Commitments:
Construction and capital improvements (5)	$52.5	$0.1	$—	$—	$52.6
Guarantees of surety bonds (6)	50.0	—	—	—	50.0
Letters of credit (7)	—	—	28.3	—	28.3
Physician commitments (8)	3.4	—	—	—	3.4
Estimated liability for uncertain tax positions (9)	11.9	—	—	—	11.9

Subtotal	$117.8	$0.1	$28.3	$—	$146.2

Total obligations and commitments	$565.7	$416.5	$413.9	$2,272.5	$3,668.6

(1)	Includes both principal and interest payments. The interest portion of our debt outstanding at September 30, 2010 assumes an average interest rate of 8.0%. These payments adjusted to reflect the impact of these offerings would have been the following: $196.0 million due within one year; $390.1 million due within two to three years; $387.5 million due within four to five years and $3,315.1 million due after five years.

(2)	These obligations are not reflected in our consolidated balance sheets.

(3)	Represents health claims incurred by members of PHP, AAHP and MHP, including incurred but not reported claims, and net amounts payable for program settlements to AHCCCS and CMS for certain programs for which profitability is limited. Accrued health plan claims and settlements is separately stated on our consolidated balance sheets.

(4)	Includes the current and long-term portions of our professional and general liability, workers’ compensation and employee health reserves.

(5)	Represents our estimate of amounts we are committed to fund in future periods through executed agreements to complete projects included as construction in progress on our consolidated balance sheets. The construction and capital improvements obligations, adjusted to reflect capital commitments under the executed DMC Purchase Agreement would be increased by the following as of September 30, 2010: $150.0 million committed within one year; $300.0 million committed within two to three years and $400.0 million committed within four to five years.

(6)	Represents performance bonds we have purchased related to health claims liabilities of PHP. The performance bonds were increased to $55.0 million subsequent to September 30, 2010.

(7)	Amounts relate primarily to instances in which we have letters of credit outstanding with the third party administrator of our self-insured workers’ compensation program.

(8)	Includes physician guarantee liabilities recognized in our consolidated balance sheets under the guidance of accounting for guarantees and liabilities for other fixed expenses under physician relocation agreements not yet paid.

(9)	Represents expected future tax liabilities recognized in our consolidated balance sheets determined under the guidance of accounting for income taxes.

Company Overview

We own and operate acute care and specialty hospitals, complementary outpatient facilities and related health plans principally located in urban and suburban markets. We currently operate 26 acute care and speciality hospitals which, as of January 1, 2011 had a total of 6,283 beds in the five locations listed below. For the three months ended September 30, 2010 (adjusted for the Acquisitions), our total revenues were generated in the following five locations as follows.

			Three Months
			Ended
			September 30,
Markets	Hospitals	Licensed Beds	2010

San Antonio	5	1,741	17.2%
Metropolitan Phoenix (excluding health plans)	6	1,047	9.8
Metropolitan Chicago	4	1,121	11.7
Metropolitan Detroit	8	1,734	36.5
Massachusetts	3	640	10.4

Historically, we have concentrated our operations in markets with high population growth and median income in excess of the national average. Our objective is to help communities achieve health for life by delivering an ideal patient-centered experience in a highly reliable environment of care. During the year ended June 30, 2010 and the three months ended September 30, 2010, we generated total revenues of $3,376.9 million and $913.9 million, respectively. During these periods, 75.1% and 75.9%, respectively, of our total revenues were derived from acute care and specialty hospitals and complementary outpatient facilities. For the twelve months ended September 30, 2010, we generated total revenues of $3,470.9 million and Adjusted EBITDA of $335.4 million.

Our general acute care and specialty hospitals offer a variety of medical and surgical services including emergency services, general surgery, internal medicine, cardiology, obstetrics, orthopedics and neurology. In addition, certain of our facilities provide on-campus and off-campus services including outpatient surgery, physical therapy, radiation therapy, diagnostic imaging and laboratory services. We also own three strategically important managed care health plans: a Medicaid managed health plan, PHP, that served approximately 202,900 members as of September 30, 2010 in Arizona; AAHP, a managed Medicare and dual-eligible health plan that served approximately 2,700 members as of September 30, 2010 in Arizona; and MHP, a preferred provider network that served approximately 36,400 members in metropolitan Chicago as of September 30, 2010 under capitated contracts covering only outpatient and physician services.

Our Competitive Strengths

Concentrated local market positions

We provide a broad range of services in all of our markets through established networks of acute care and specialty facilities and other complementary outpatient facilities. In San Antonio, Detroit, Phoenix and Chicago we operate networks of four or more hospitals in each of these markets and, within all of these networks, our hospitals are located within a six to 14 mile radius of each other dependent upon the market. We believe our network approach allows us to tailor our services to meet the needs of a broader population and enhance our market share. Additionally, we believe a broader network presence provides us with certain competitive advantages, particularly attraction to payers and recruiting of physicians and other medical personnel.

Large, growing and attractive markets

We believe that our markets are attractive because of their favorable demographics, competitive landscape, payer mix and opportunities for expansion. Eleven of our 26 hospitals are located in markets with long-term population growth rates in excess of the national average. For the fiscal year ended June 30, 2010 and the three months ended September 30, 2010, we derived approximately 67% and 65% of our total revenues, respectively, from the San Antonio and metropolitan Phoenix markets, which have high long-term growth projections. Our facilities in these markets primarily serve Bexar County, Texas, which encompasses most of the metropolitan San Antonio area and Maricopa County, Arizona, which encompasses most of the metropolitan Phoenix area.

Our strong market positions provide us with opportunities to offer integrated services to patients, receive more favorable reimbursement terms from a broader range of third-party payers and realize regional operating efficiencies. The U.S. Census Bureau projects that the number of individuals aged 65 and older will increase by an average of 2.8% each year during the years 2010 to 2020 so that those individuals aged 65 and older would represent approximately 16.1% of the total U.S. population by 2020. Our presence in high growth markets combined with the general aging of the United States population and expected longer life expectancies should result in higher demand for healthcare services and provide growth opportunities for us well into the future.

Targeted capital investments resulting in well capitalized assets

We have invested $1,116.3 million of capital expenditures in our facilities (including over $563.0 million in our San Antonio facilities and over $429.0 million in our Phoenix area facilities) from the beginning of fiscal 2005 through September 30, 2010 to enhance the quality and range of services provided at our facilities. We have expanded the footprint of several facilities and invested strategic capital in medical equipment and technology. We believe as a result of our significant capital investments in our acute care hospitals, we are well positioned to attract leading physicians and other highly skilled healthcare professionals in our communities. This enables us to continue providing a broad range of high quality healthcare services in the communities we serve.

Our ability to achieve organic growth and strong cash flows

Most of our growth during the past five years has been achieved by enhancing and expanding our services, improving our revenues and managing our costs in our existing markets. We have also generated strong cash flows during the past five years in the face of multiple industry challenges. We generated Adjusted EBITDA of $266.0 million, $302.7 million on a same hospital basis and $326.6 million during our fiscal years ended June 30, 2008, 2009, and 2010, respectively, which represents an average annual growth rate of 11.4%. We generated Adjusted EBITDA of $335.4 million for the twelve months ended September 30, 2010. Furthermore, we generated cash provided by operating activities of $1,386.0 million from the beginning of fiscal 2005 through September 30, 2010. This enabled us to invest significant capital in our markets and facilities. We must continue to strengthen our financial operations to fund further investment in these communities. We believe our projected cash provided by operating activities together with capacity under our revolving credit facility will be adequate to fund projected capital expenditures, including those of DMC. We believe our well-positioned assets, broad range of services and quality patient care will enable us to continue generating strong operating performance and cash flows.

Strong management team with significant equity investment

Our senior management team has an average of more than 20 years of experience in the healthcare industry at various organizations, including OrNda Healthcorp, HCA Inc. and HealthTrust, Inc. Many of our senior managers have been with Vanguard since its founding in 1997, and 11 of our 20 members of senior management have worked together managing healthcare companies for up to 30 years, either continuously or from time to time. Collectively, management’s equity ownership (inclusive of family trusts) represented approximately 12.9% of our invested capital of $753.0 million as of December 31, 2010.

Proven ability to complete and integrate acquisitions

Since our first acquisition in 1998, we have acquired 29 hospitals with a combination of both not-for-profit and for-profit entities (three of which were subsequently sold and one of which no longer operates as an acute care hospital). We have remained disciplined in completing only those acquisitions that fit our strategic profile and operating strategies. We have built a corporate infrastructure and developed the fundamental strategies to position ourselves as an attractive partner for other hospital operators. For example, we acquired the Baptist Health System in San Antonio, Texas in 2003 with 1,537 licensed beds and annual revenues of approximately $431.0 million. For the fiscal year ended June 30, 2010, Baptist Health System had grown to 1,741 licensed beds and annual revenues of approximately $905.0 million. During fiscal 2011, we acquired The Detroit Medical Center, an eight hospital system with 1,734 beds, two facilities from Resurrection Health Care in Chicago, and Arizona Heart Hospital and Arizona Heart Institute.

We believe our historical performance demonstrates our ability to identify underperforming facilities and improve the operations of acquired facilities. When we acquire a hospital, we generally implement a number of measures to lower costs, and we often make significant investments in the facility to expand existing services and introduce new services, strengthen the medical staff and improve our overall market position. We expect to continue to grow revenues and profitability in the markets in which we operate by improving quality of care, increasing the depth and breadth of services provided and through the implementation of additional operational enhancements.

Our Business Strategies

Our mission is to help communities achieve health for life. We expect to change the way healthcare is delivered in our communities through our corporate and regional business strategies. We have established a corporate values framework that includes safety, excellence, respect, integrity, innovation and accountability to support both our mission and the corporate and regional business strategies that will define our future success. Some of the more key elements of our business strategy are outlined below.

Delivery of an ideal patient-centered experience

We expect all of our facilities to provide the best available experience for our patients. To achieve this goal, we must create a highly reliable environment of care that yields superior safety and quality outcomes. We have implemented and will continue to implement various programs to improve the quality of care we provide including our patient safety initiative. We are working with an external consulting group to implement a company-wide patient safety model that will combine information technology advancement such as bedside medication barcoding with nursing process improvements to create a high reliability organization. Our commitment to quality of care starts at the top of our organization and spreads to all levels. Not only must our care be reliable, but our care must also be efficient and compassionate.

Providing efficient and compassionate care requires collaboration and open communication lines between the patients, physicians, nurses and payers. We have implemented best practices to provide our patients quick access to key services they need to improve their health. We have rapid response teams and hourly nurse rounding in place at all of our hospitals to ensure that any patient health issues are communicated and addressed in a timely manner. We have invested and will continue to invest significant capital to strengthen information technology within our facilities that enable physicians, nurses and other clinicians to coordinate patient care from the time the patients arrive at our facilities to the time they leave.

We have implemented a comprehensive patient satisfaction monitoring program to measure our success in providing an ideal patient-centered experience. The patient satisfaction results are shared with all of our leadership teams and are a component of incentive compensation plans for those leaders.

Expansion to other markets

We believe that our foundation built on patient-centered healthcare and clinical quality and efficiency in our existing markets will give us a competitive advantage in expanding our services to other markets through acquisition or partnering opportunities.

Nurse leadership initiatives

Our most valuable resource in improving the health of our patients is our nurse workforce. We are in the early stages of implementing a nursing professional practice model that will transform our delivery of patient care. This externally-validated model incorporates leadership, clinical practice, professional development and interdisciplinary collaboration to foster nursing practice that is evidence-based, innovative and patient-focused. The model will identify the most important goals to achieve clinical excellence and will incorporate best practices and process input from all levels within the nursing organization. The goals established as part of the model will be formally measured against nationally recognized sources for core measure benchmarking and will establish nursing peer reviews and detailed action plans to improve upon any areas where goals are not met.

The success of this model depends upon our ability to gain the trust and loyalty of our nurse leadership teams and line staff. We will continue to invest in nurse recruiting and retention programs that provide our nurses clinical advancement opportunities, preceptor and training programs, work-life balance flexibility and competitive compensation necessary to engage our nurses in this professional practice model. We are currently considering initiatives such as talent evaluations, coaching programs, premier preceptor programs and hospital nurse advisory councils to incorporate into our professional practice model. We believe that an engaged nurse workforce that shares our values and commitment to exemplary nursing care will improve the care experience for our patients, inspire the confidence of physicians practicing in our hospitals and reduce our financial costs of replacing nursing professionals or utilizing costly temporary nursing resources. We will utilize comprehensive nurse satisfaction surveys to measure whether the model is being embraced by the nursing staff and whether the initiatives included in the model result in a more engaged workforce.

Physician collaboration and alignment

We believe that in order to help our communities achieve health for life, we must work collaboratively with physicians to provide clinically superior healthcare services. The first step in this process is to ensure that physician resources are available to provide the necessary services to our patients. During the past two years, we have recruited a significant number of physicians through both employment and non-employment initiatives. Most of these recruiting initiatives relate to primary care or hospitalist physicians, but certain specialists will also be targeted such as: cardiovascular, neurology, obstetrics/gynecology, orthopedics and urology. We will continue to provide significant corporate and regional resources to assist in the relocation and management of these new physician practices.

Delivering an ideal patient-centered experience requires that we align the goals of the physicians who practice in our hospitals to the goals previously discussed in our nursing professional practice model while respecting physician care decisions and methods of practice. We have implemented multiple initiatives including physician leadership councils, physician training programs and information technology upgrades to ease the flow of on-site and off-site communication between physicians, nurses and patients in order to effectively align the interest of all patient caregivers. In addition, we are aligning with our physicians to participate in various forms of risk contracting, including pay for performance programs, bundled payments and eventually global risk. These initiatives are just some of those included in our clinical integration roadmap.

Two significant initiatives that are currently underway to achieve physician alignment are our employed hospitalist strategy and our medical officer leadership strategy. We have implemented our new hospitalist model all of our Massachusetts hospitals, most of our Arizona and San Antonio hospitals and one of our Illinois hospitals and will continue to implement this model throughout our remaining hospitals. We committed significant resources during fiscal 2010 to grow our employed hospitalist program. We believe that hospitalists provide an effective means through which care can be coordinated between specialist physicians and our nursing staff. The existence of a strong, reputable group of hospitalists provides confidence to admitting physicians that their patients will receive high-quality, coordinated care on a 24-hour, 7-day basis while in our hospitals. The hospitalist model should improve patient satisfaction due to the increase in the number of specialized physician encounters the patients experience. To facilitate care standards for our physicians, we have established chief medical officers at each of our corporate, regional and hospital levels. These officers work with our physician leadership councils to drive our quality of core initiatives. We will continue to utilize physician satisfaction surveys and physician leadership council discussions to measure our physician integration success.

Expansion of services and care efficiencies

We continue to identify services that are in demand in the communities we serve that we do not provide or else only provide on a limited basis. Some of our more significant service additions during fiscal year 2010 included the following: women’s and children’s services in Phoenix; radiology and urology services in Illinois; cardiology services in Massachusetts and orthopedics and women’s services in San Antonio. We also launched standardization projects for our emergency and operating room departments across all our hospitals during fiscal 2010 that will result in process improvements, better patient throughput and more satisfied patients once fully implemented. The acquisition of substantially all of the assets of DMC includes our first children’s hospital, first women’s hospital and first freestanding rehabilitation hospital. We believe the experience we will obtain in managing these specialty hospitals will enable us to expand our children’s, women’s and rehabilitation services across the company.

One area where we plan to use technology to improve care efficiencies is in our intensive care units. Due to shortages in the availability of intensivists, we have implemented electronic intensive care units (“EICUs”) at certain of our hospitals. EICUs will provide constant monitoring of intensive care patients even when an intensivist is not available at the bedside and will enhance communications to both the hospitalist and the specialty physicians of patient conditions. We expect this initiative to improve lengths of stay by shortening the transition time between intensive care beds and general beds and to improve mortality rates.

Strengthening our financial operations to fund continuing community investment

In order to continue to invest in the capital, information and human resources necessary to improve health in our communities, we must continue to generate strong financial returns. We believe that payment mechanisms for hospital providers will continue to transition during the upcoming years, and hospitals will need to transform their delivery of care to be successful. We expect to combine a population health strategy with a complex clinical program strategy based on fee for episode as reimbursement transitions away from fee for service. Additionally, quality of care measures have become an increasingly important factor in governmental and managed care reimbursement. We monitor core measures and other quality of care indicators on a monthly basis and continuously implement process improvements to improve clinical quality.

Many payers, including Medicare and several large managed care organizations, currently require providers to report certain quality measures in order to receive the full amount of payment increases that were awarded automatically in the past. For federal fiscal year 2011, Medicare requires that 46 quality indicators be reported by hospitals in order to earn the full market basket update. These measures include risk-adjusted outcomes measures such as 30-day mortality measures for patients who suffered a heart attack, heart failure or pneumonia; additional measures related to patients who underwent surgical procedures such as hospital-acquired infections data; and several patient satisfaction indicators. Many large managed care organizations have developed quality measurement criteria that are similar to or even more stringent than the Medicare requirements. We believe that pay for performance reimbursement will continue to evolve, and that quality measure scores themselves will determine reimbursement. This is evidenced by CMS’s new reforms effective October 1, 2008 that took the first steps toward preventing Medicare from making additional payments to hospitals for treating patients that acquired one of ten identified hospital-acquired conditions during a hospital stay.

In addition to meeting the reporting or adherence requirements related to core measure scores, we must also continue to successfully negotiate favorable payment rates with our most significant managed care payers. Our service expansion initiatives and organic market growth gives us an expanded presence in the markets we serve and provides opportunities for us to negotiate better rates with these managed care organizations. During fiscal 2009, our San Antonio hospitals also were awarded participation in the CMS ACE demonstration project for cardiology and orthopedic services. We believe that this reimbursement program will be beneficial to us if we are able to efficiently manage the care of those patients.

Industry

The U.S. healthcare industry is large and growing. According to CMS, total annual U.S. healthcare expenditures grew 4.0% in 2009 to $2.5 trillion, representing 17.6% of the U.S. gross domestic product. The 4.0% growth rate for 2009 was down from a rate of 4.7% in 2008. CMS projects total U.S. healthcare spending to grow by an average annual growth rate of 6.1% from 2009 through 2019. By these estimates, U.S. healthcare expenditures will account for approximately $4.5 trillion, or 19.3% of the total U.S. gross domestic product by 2019.

Hospital care expenditures represent the largest segment of the healthcare industry. According to CMS, in 2009 hospital care expenditures grew by 5.1% and totaled $759.1 billion. CMS estimates that hospital care expenditures will increase to approximately $1.3 trillion by 2018. We believe that there are several trends driving the growth in the healthcare industry that will benefit well-positioned hospital companies.

Acute care hospitals in the United States are either public (government owned and operated), not-for-profit private (religious or secular), or investor owned. According to the American Hospital Association, in 2009 there were approximately 5,000 acute care hospitals in the United States that were not-for-profit owned (58%), investor owned (20%), or state or local government owned (22%). These facilities generally offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN and emergency services. In addition, hospitals often offer other ancillary services including psychiatric, diagnostic, rehabilitation, home health and outpatient surgery services.

The Health Reform Law will change how healthcare services are covered, delivered and reimbursed. It will do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied in part to quality and integration. The Health Reform Law is expected to expand health insurance coverage to approximately 32 to 34 million additional individuals through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Because of the many variables involved, including court challenges to the constitutionality of the law and the potential for changes to the law as a result, we are unable to predict the net impact of the Health Reform Law on us; however, we believe our experienced management team, emphasis on quality care and our diverse service offerings will enable us to capitalize on the opportunities presented by the Health Reform Law, as well as adapt in a timely manner to its challenges. See also “Risks Related to Our Business and Structure—We are unable to predict the impact of the Health Reform Law, which represents significant change to the healthcare industry.”

Recent Acquisitions

Effective January 1, 2011, we purchased substantially all of the assets of DMC, a Michigan non-profit corporation and certain of its affiliates, which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. These eight hospitals include DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. The cash purchase price for the acquired DMC assets paid at closing was $368.1 million (including $4.8 million of direct transaction costs) and was funded with cash on hand.

We acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC (estimated at approximately $293.0 million as of September 30, 2010), which liability we anticipate that we will fund over seven to 15 years after closing based upon current actuarial assumptions and estimates (such assumptions and estimates are subject to periodic adjustment). We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which amount relates to a specific project list agreed to between the DMC board of representatives and us.

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a market presence in the western suburban area of Chicago. As part of this purchase, we acquired substantially all of the assets (other than cash on hand and certain other current assets) and assumed certain liabilities of these hospitals. We expect the addition of these hospitals will allow us to provide services in those communities in a more efficient manner.

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand. We expect these acquisitions to provide a base upon which to formalize and expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

Favorable Industry Trends

Demographic Trends

According to the U.S. Census Bureau, there were approximately 39.6 million Americans aged 65 or older in the United States in 2009, comprising approximately 12.9% of the total U.S. population. By the year 2018 the number of these elderly persons is expected to climb to 50.3 million, or 15.1% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase, from 5.7 million in 2010 to 6.6 million by the year 2020. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services. Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand.

Acute Care Hospital Consolidation

During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor-owned hospital companies seeking to achieve economies of scale and we believe this trend will continue. However, the industry is still dominated by not-for-profit hospitals. According to the American Hospital Association, the number of hospitals has declined from approximately 5,400 hospitals in the United States in 1990 to approximately 5,000 hospitals in 2009, of which approximately 80% are owned by not-for-profit and government entities, and we believe this trend will continue. While consolidation in the hospital industry is expected to continue, we believe this consolidation will now primarily involve not-for-profit hospital systems, particularly those that are facing significant operating challenges. Among the challenges facing many not-for-profit hospitals are:

•	limited access to the capital necessary to expand and upgrade their hospital facilities and range of services;

•	poor financial performance resulting, in part, from the challenges associated with changes in reimbursement;

•	the need and ability to recruit primary care physicians and specialists; and

•	the need to achieve general economies of scale to reduce operating and purchasing costs.

As a result of these challenges, we believe many not-for-profit hospitals will increasingly look to be acquired by, or enter into strategic alliances with, investor-owned hospital companies that can provide them with access to capital, operational expertise and larger hospital networks.

Healthcare expenditures are a large and growing component of the U.S. economy, representing $2.5 trillion in 2009, or 17.6% of GDP in 2009, according to the Center for Medicare and Medicaid Services, and are expected to grow at 6.1% per year to $4.5 trillion, or 19.3% of GDP, in 2019. Hospital spendings increased 5.1% in 2009.

According to the U.S. Census Bureau, there were approximately 39.6 million Americans aged 65 or older in the United States in 2009, comprising approximately 12.9% of the total U.S. population. By the year 2018 the number of these elderly persons is expected to climb to 50.3 million, or 15.1% of the total population. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

The Markets We Serve

Our hospitals are located in regions with some of the fastest growing populations in the United States.

San Antonio, Texas

In the San Antonio market, as of January 1, 2011, we owned and operated five hospitals with a total of 1,741 licensed beds and related outpatient service locations complementary to the hospitals. We acquired these hospitals in January 2003 from the non-profit Baptist Health Services (formerly known as Baptist Health System) and continue to operate the hospitals as the Baptist Health System. The acquisition followed our strategy of acquiring a significant market share in a growing market, San Antonio, Texas. Our facilities primarily serve the residents of Bexar County which encompasses most of the metropolitan San Antonio area.

During fiscal 2010, we entered into a $56.4 million agreement for the construction of a replacement facility for our Southeast Baptist Hospital in San Antonio. We expect to spend a total of $86.2 million, including costs to equip, to complete the project and expect the new facility to open in the summer of 2011. We expect that this state of the art replacement facility will enable us to recruit more quality physicians and provide a greater variety of services than our previous facility in this community.

We continue to recognize opportunities to improve efficiencies in these hospitals including emergency room throughput, operating room upgrades and further electronic intensive care monitoring development. We also intend to expand our cardiology, vascular and trauma services in certain of these hospitals during fiscal 2011 either through additional investment in capital and physician resources or strategic partnerships.

During the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, we generated approximately 32.1%, 29.6%, 26.8% and 27.1%, respectively, of our total revenues in this market. We have invested approximately $563.6 million of capital in this market since we purchased these hospitals through September 30, 2010.

Metropolitan Phoenix, Arizona

In the Phoenix market, as of January 1, 2011, we owned and operated six hospitals with a total of 1,047 licensed beds and related outpatient service locations complementary to the hospitals, a prepaid Medicaid managed health plan, PHP, and a managed Medicare and dual-eligible health plan, AAHP. Phoenix is the fifth largest city in the U.S. and has been one of the fastest growing major metropolitan areas during the past ten years. Our facilities primarily serve the residents of Maricopa County, which encompasses most of the metropolitan Phoenix area.

During the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, exclusive of PHP and AAHP, we generated approximately 18.8%, 17.9%, 17.5% and 15.4%, respectively, of our total revenues in this market. Three of our hospitals in this market were formerly not-for-profit hospitals. We believe that payers will choose to contract with us in order to give their enrollees a comprehensive choice of providers in the western and northern Phoenix areas. The state’s Medicaid program remains a comprehensive provider of healthcare coverage to low income individuals and families. We believe our network strategy will enable us to continue to effectively negotiate with managed care payers and to build upon our network’s comprehensive range of integrated services.

We expect to introduce a more efficient mix of service offerings between the various Arizona hospitals including general surgery and cardiology services. We also plan to expand select services at certain of these facilities including neurology, oncology, endovascular and trauma services. Further expansion of primary care locations or emergency care facilities in the communities surrounding our hospitals should improve volumes, while continued development of our hospitalist programs in these hospitals should improve quality of care.

Metropolitan Chicago, Illinois

In the Chicago metropolitan area, as of January 1, 2011, we owned and operated four hospitals with 1,121 licensed beds, and related outpatient service locations complementary to the hospitals. Weiss Hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% and the University of Chicago Hospitals owns 19.9% of the equity interests. During the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, we generated approximately 14.9%, 14.6%, 14.1% and 18.4%, respectively, of our total revenues in this market.

We chose MacNeal Hospital and Weiss Hospital, both former not-for-profit facilities, as our first two entries into the largely not-for-profit metropolitan Chicago area. Both MacNeal and Weiss Hospitals are large, well-equipped, university-affiliated hospitals with strong reputations and medical staffs. MacNeal offers tertiary services such as open heart surgery that patients would otherwise have to travel outside the local community to receive. Both hospitals partner with various medical schools, the most significant being the University of Chicago Medical School and the University of Illinois Medical School, to provide medical training through residency programs in multiple specialties. In addition, MacNeal Hospital runs a successful free-standing program in family practice, one of the oldest such programs in the state of Illinois, and Weiss Hospital also runs a successful free-standing residency program in internal medicine. Our medical education programs help us to attract quality physicians to both the hospitals and our network of primary care and occupational medicine centers. We intend to further develop and strengthen our cardiovascular, orthopedics and oncology services at these hospitals. We expect to realize efficiencies by combining MacNeal Hospital into a health network with our newly acquired Westlake Hospital and West Suburban Medical Center. This network strategy will enable us to coordinate service levels among the hospitals to meet the needs of this community and to provide those services in a more efficient setting.

We acquired West Suburban Medical Center and Westlake Hospital on August 1, 2010. These hospitals are located less than 10 miles northwest and northeast of our existing MacNeal Hospital. We expect that our acquisition of these hospitals will enable us to gain market efficiencies in these suburban Chicago communities by centralizing certain service offerings, centralizing administrative functions and reclaiming a percentage of the current outmigration of healthcare services to other Chicago providers.

Metropolitan Detroit, Michigan

In the Detroit metropolitan area, as of January 1, 2011, we owned and operated eight hospitals with 1,734 licensed beds, and related outpatient service locations complementary to the hospitals. We acquired these formerly non-profit hospitals as of January 1, 2011 and they will continue to operate as the Detroit Medical Center or DMC system under our ownership. These facilities consist of six city-center hospitals in urban Detroit plus two additional hospitals in Oakland County (northwest of Detroit). We are one of the Detroit metropolitan area’s leading healthcare providers and the largest healthcare provider in this area in terms of inpatient beds.

Our acquisition of these hospitals on January 1, 2011 created a number of “firsts” for Vanguard, including our first academic medical center (our Detroit facilities are affiliated with Wayne State University), a children’s hospital, a Level 1 Trauma Center, and nationally ranked hospitals both in U.S. News’ “America’s Best Hospitals” publication for 2009-2010 (three hospitals), the Leapfrog Group’s “America’s Safest Hospitals” listing (three hospitals) and three Magnet certified hospitals. Hospitals which are significant to the operations include DMC Children’s Hospital of Michigan which is the largest children’s hospital in Michigan and is southeast Michigan’s only pediatric Level 1 Trauma Center. Another of these facilities, DMC Detroit Receiving Hospital, is Michigan’s first Level 1 Trauma Center and central Detroit’s primary trauma hospital. The residency program at this hospital trains a large portion of all of Michigan’s emergency physicians. Also, DMC Harper University Hospital and DMC Hutzel Women’s Hospital are highly regarded specialty referral hospitals for high acuity, with DMC Hutzel Women’s Hospital being Michigan’s only women’s hospital. The DMC system currently employs approximately 160 physicians.

As part of this acquisition, we have committed $850.0 million of capital improvements to this system over the next five years. $500.0 million of that commitment will go to major projects, including a new five story Pediatric Specialty Center, a 175,000 square foot DMC Children’s Hospital Tower addition, a new four story Cardiovascular Institute, an expansion of the emergency room at DMC Sinai-Grace Hospital and other expansion and transformation projects. The remaining $350.0 million will be for routine capital, including new replacement angiography suites and catheterization laboratories, anesthesia machines, ventilators, ultrasound equipment, patient monitoring equipment and other vital pieces of equipment and improvements necessary to maintain the existing high level of care. We have an opportunity to increase revenues and grow our business at

DMC by recapturing patient business within DMC’s service area that is currently going to hospitals outside the primary service area, much of which relates to individuals with Medicare or managed care coverage. We believe our capital expenditure initiatives will facilitate this outmigration recapture.

The DMC hospitals have been able to remain viable and provide high levels of care in spite of their historical lack of capital needed to expand, upgrade and modernize their facilities. Although their financial results have remained strong, their access to capital has been limited. With the proposed capital improvements and additional capital expenditures, these hospitals will be able to effectively compete with hospitals in their service area that have historically had better access to capital. These improvements will help expand service lines and, we believe, will increase volumes as physicians and patients return to these facilities once these projects and improvements are underway and completed.

Massachusetts

In Massachusetts, as of January 1, 2011, we owned and operated three hospitals with a total of 640 licensed beds and related healthcare services complementary to the hospitals. These hospitals include Saint Vincent Hospital located in Worcester and MetroWest Medical Center, a two-campus hospital system comprised of Framingham Union Hospital in Framingham and Leonard Morse Hospital in Natick. These hospitals were acquired by us on December 31, 2004. We believe that opportunities for growth through increased market share exist in the Massachusetts area through the possible addition of new services, partnerships and the implementation of a strong primary care physician strategy. During the years ended June 30, 2008, 2009 and 2010 and the three months ended September 30, 2010, the Massachusetts facilities represented 19.7%, 18.3%, 18.2% and 16.3% of our total revenues, respectively.

Saint Vincent Hospital, located in Worcester, is a 321-bed teaching hospital with an extensive residency program. Worcester is located in central Massachusetts and is the second largest city in Massachusetts. The service area is characterized by a patient base that is older, more affluent and well-insured. Saint Vincent Hospital is focused on strengthening its payer relationships, developing its primary care physician base and expanding its offerings primarily in cancer care and geriatrics.

MetroWest Medical Center’s two campus system has a combined total of 319 licensed beds with locations in Framingham and Natick, in the suburbs west of Boston. These facilities serve communities that are generally well-insured. We are seeking to develop strong ambulatory care capabilities in these service areas, as well as to expand our orthopedics and radiation oncology services and advance the research capabilities of these hospitals.

Our Facilities

We owned and operated 26 hospitals as of January 1, 2011. The following table contains information concerning our hospitals (1):

		Licensed
Hospital	City	Beds	Date Acquired

Texas
Baptist Medical Center	San Antonio	636	January 1, 2003
Northeast Baptist Hospital	San Antonio	367	January 1, 2003
North Central Baptist Hospital	San Antonio	268	January 1, 2003
Southeast Baptist Hospital	San Antonio	175	January 1, 2003
St. Luke’s Baptist Hospital	San Antonio	295	January 1, 2003
Arizona
Maryvale Hospital	Phoenix	232	June 1, 1998
Arrowhead Hospital	Glendale	220	June 1, 2000
Phoenix Baptist Hospital	Phoenix	236	June 1, 2000
Paradise Valley Hospital	Phoenix	136	November 1, 2001
West Valley Hospital (2)	Goodyear	164	September 4, 2003
Arizona Heart Hospital (3)	Phoenix	59	October 1, 2010
Illinois
MacNeal Hospital	Berwyn	427	February 1, 2000
Louis A. Weiss Memorial Hospital (4)	Chicago	236	June 1, 2002
West Suburban Medical Center	Oak Park	233	August 1, 2010
Westlake Hospital	Melrose Park	225	August 1, 2010
Michigan
DMC Harper University Hospital	Detroit	567	January 1, 2011
DMC Hutzel Women’s Hospital (5)	Detroit	N/A	January 1, 2011
DMC Children’s Hospital of Michigan	Detroit	228	January 1, 2011
DMC Detroit Receiving Hospital	Detroit	273	January 1, 2011
DMC Sinai—Grace Hospital	Detroit	383	January 1, 2011
DMC Huron Valley—Sinai Hospital	Commerce Township	153	January 1, 2011
DMC Rehabilitation Institute of Michigan (3)	Detroit	94	January 1, 2011
DMC Surgery Hospital (3)	Madison Heights	36	January 1, 2011
Massachusetts
MetroWest Medical Center—Leonard Morse Hospital	Natick	141	December 31, 2004
MetroWest Medical Center—Framingham Union Hospital	Framingham	178	December 31, 2004
Saint Vincent Hospital at Worcester Medical Center	Worcester	321	December 31, 2004

Total Licensed Beds		6,283

(1)	All of our hospitals are acute care hospitals, except as indicated below.

(2)	This hospital was constructed, not acquired.

(3)	This is a specialty hospital.

(4)	This hospital is operated by us in a consolidated joint venture corporation in which we own 80.1% of the equity interests and the University of Chicago Hospitals owns 19.9% of the equity interests.

(5)	Licensed beds for DMC Hutzel Women’s Hospital are presented on a combined basis with DMC Harper University Hospital.

In addition to the hospitals listed in the table above, as of January 1, 2011, we owned certain outpatient service locations complementary to our hospitals, two surgery centers in Orange County, California and a 50% interest in seven diagnostic imaging centers in San Antonio, Texas. Most of these outpatient facilities are in leased facilities, and the diagnostic imaging centers in San Antonio are owned and operated in joint ventures where we have minority partners. We also own and operate a limited number of medical office buildings in conjunction with our hospitals which are primarily occupied by physicians practicing at our hospitals.

As of January 1, 2011, we leased approximately 53,200 square feet of office space at 20 Burton Hills Boulevard, Nashville, Tennessee, for our corporate headquarters.

Our headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for our present needs. Our obligations under our 2010 Credit Facilities are secured by a pledge of substantially all of our assets, including first priority mortgages on each of our hospitals. Also, our properties are subject to various federal, state and local statutes and ordinances regulating their operation. Management does not believe that compliance with such statutes and ordinances will materially affect our financial position or results of operations.

Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us. While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. The results of claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows. We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. If non-litigated resolution is not possible or appropriate with respect to a particular matter, we will continue to defend ourselves vigorously.

Currently pending and recently settled legal proceedings and investigations that are not in the ordinary course of business are set forth below. Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. We record reserves for claims and lawsuits when they are probable and reasonably estimable. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in our consolidated financial statements potential liabilities that may result. We undertake no obligation to update the following disclosures for any new developments.

Sherman Act Antitrust Class Action Litigation—Maderazo, et al. v. VHS San Antonio Partners, L.P. d/b/a Baptist Health Systems, et al., Case No. 5:06cv00535 (United States District Court, Western District of Texas, San Antonio Division, filed June 20, 2006 and amended August 29, 2006) and Cason-Merenda, et al. v. Detroit Medical Center, et al., Case No. 2:06-cv-15601-GER-DAS (United States District Court, Eastern District of Michigan, Southern Division, filed December 15, 2006)

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against our Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys fees. From 2006 through April 2008 we and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, the issue of whether the court will certify a class in this suit. In April 2008 the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. We believe that the allegations contained within this putative class action suit are without merit, and we have vigorously worked to defeat class certification. If a class is certified, we will continue to defend vigorously against the litigation.

On the same date in 2006 that this suit was filed against us in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals in those cities (none of such hospitals being owned by us). The attorneys representing the plaintiffs in all four of these cases said in June 2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against eight hospitals or hospital systems in the Detroit, Michigan metropolitan area, one of which systems is DMC. Since representatives of the Service Employees International Union joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, we believe that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio. The nurses in our hospitals in San Antonio are currently not members of any union. Of the four other similar cases filed in 2006, only the Chicago case has been concluded, following the court’s denial of plaintiffs’ motion to certify a class. In the suit in Detroit, the plaintiffs have filed a motion for class certification and DMC has filed a motion for summary judgment and both motions are currently pending before the trial judge. The other two suits have progressed at somewhat different paces and remain pending. To date, in all five suits, the plaintiffs have yet to persuade any court to certify a class of registered nurses as alleged in their complaints. We believe that the allegations in the Detroit suit are also without merit and we intend to continue to defend against this suit as well as our similar suit in San Antonio.

If the plaintiffs in the San Antonio and/or the Detroit suits (1) are successful in obtaining class certification and (2) are able to prove substantial damages which are then trebled under Section 1 of the Sherman Act, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

Self-disclosure of employment of excluded persons

Federal law permits the Department of Health and Human Services Office of Inspector General (“OIG”) to impose civil monetary penalties, assessments and/or to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation. Civil monetary penalties of up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions also can be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. On October 12, 2009, we voluntarily disclosed to OIG that two employees had been excluded from participation in Medicare at certain times during their employment. On September 9, 2010, we submitted to the OIG our formal voluntary disclosure pursuant to the OIG’s Provider Self-Disclosure Protocol in respect of these two employees. On October 20, 2010 and on November 4, 2010, the OIG accepted our submissions into the Self Disclosure Protocol. If the OIG were to impose all potentially available sanctions and penalties against us in this matter, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

New DOJ Enforcement Initiative: Medicare Billing for Implantable Cardioverter Defibrillators (“ICDs”)

In September 2010 we received a letter, which was signed jointly by an Assistant United States Attorney in the Southern District of Florida and an attorney from the Department of Justice (“DOJ”) Civil Division, stating that (1) the DOJ is conducting an investigation to determine whether or not certain hospitals have submitted claims for payment for the implantation of ICDs which were not medically indicated and/or otherwise violated Medicare payment policy; (2) the investigation covers the time period commencing with Medicare’s expansion of coverage of ICDs in 2003 through the present; (3) the relevant CMS National Coverage Determination (“NCD”) excludes Medicare coverage for ICDs implanted in patients who have had an acute myocardial infarction within the past 40 days or an angioplasty or bypass surgery within the past three months; (4) DOJ’s initial analysis of claims submitted to Medicare indicates that many of our hospitals may have submitted claims for ICDs and related services that were excluded from coverage; (5) the DOJ’s review is preliminary, but continuing, and it may include medical review of patient charts and other documents, along with statements under oath; and (6) we and our hospitals should ensure the retention and preservation of all information, electronic or otherwise, pertaining or related to ICDs. Upon receipt of this letter we immediately took steps to retain and preserve all of our information and that of our hospitals related to ICDs.

Published sources report that earlier in 2010 the DOJ served subpoenas on a number of hospitals and health systems for this same ICD Medicare billing issue, but that the DOJ appears later in 2010 to have changed its approach, and that several hospitals and health systems have since September 2010 received letters regarding ICDs substantially in the form of the letter that we received, rather than subpoenas.

DMC received its letter from DOJ in respect of ICDs in December 2010. The DMC letter also proposed a cooperative approach envisioning that (1) the DOJ provide DMC with its claims data evidencing each claim that may have violated the NCD; (2) the DOJ, simultaneously with DMC but independently, conduct a medical review of these charts to determine if ICDs were implanted when they were not medically indicated; and (3) the DOJ and DMC jointly determine on which claims they agree, on which claims they do not agree, and how the DOJ and DMC resolve any disagreements. The DOJ has also proposed this cooperative approach to us orally. Both DMC and we received certain claims data from the DOJ in December 2010 in conformity with this cooperative approach. Since we now own DMC, we will be handling (and be responsible for) both the claims sent to us and the claims sent to DMC in December 2010.

We intend to cooperate fully with the investigation of this matter. To date, the DOJ has not asserted any specific claim of damages against us or our hospitals. Because we are in the early stages of this investigation, we are unable to predict its timing or outcome at this time. However, as we understand that this investigation is being conducted under the False Claims Act (“FCA”), if the DOJ’s initial analysis of our claims is substantiated, then we are at risk for significant damages under the FCA’s treble damages provision and, as a result, such damages could materially affect our business, financial condition or results of operations.

Claims in the ordinary course of business

We are also subject to claims and lawsuits arising in the ordinary course of business, including potential claims related to care and treatment provided at our hospitals and outpatient services facilities. Although the results of these claims and lawsuits cannot be predicted with certainty, we believe that the ultimate resolution of these ordinary course claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Our Hospital Operations

Acute Care Services

Our hospitals typically provide the full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services, as well as select tertiary services such as open-heart surgery and level II and III neonatal intensive care at certain facilities. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy and physical therapy. We also provide outpatient services at our imaging centers and ambulatory surgery centers. Certain of our hospitals have a limited number of psychiatric, skilled nursing and rehabilitation beds.

Management and Oversight

Our senior management team has extensive experience in operating multi-facility hospital networks and plays a vital role in the strategic planning for our facilities. A hospital’s local management team is generally comprised of a chief executive officer, chief operating officer, chief financial officer and chief nursing officer. Local management teams, in consultation with our corporate staff, develop annual operating plans setting forth quality and patient satisfaction improvement initiatives, revenue growth strategies through the expansion of offered services and the recruitment of physicians in each community and plans to improve operating efficiencies and reduce costs. We believe that the ability of each local management team to identify and meet the needs of our patients, medical staffs and the community as a whole is critical to the success of our hospitals. We base the compensation for each local management team in part on its ability to achieve the goals set forth in the annual operating plan, including quality of care, patient satisfaction and financial measures.

Boards of trustees at each hospital, consisting of local community leaders, members of the medical staff and the hospital chief executive officer, advise the local management teams. Members of each board of trustees are identified and recommended by our local management teams and serve three-year staggered terms. The boards of trustees establish policies concerning medical, professional and ethical practices, monitor these practices and ensure that they conform to our high standards. We have formed Physician Advisory Councils at each of our hospitals that focus on quality of care, clinical integration and other issues important to physicians and make recommendations to the boards of trustees as necessary. We maintain company-wide compliance and quality assurance programs and use patient care evaluations and other assessment methods to support and monitor quality of care standards and to meet accreditation and regulatory requirements.

We also provide support to the local management teams through our corporate resources in areas such as revenue cycle, business office, legal, managed care, clinical efficiency, physician services and other administrative functions. These resources also allow for sharing best practices and standardization of policies and processes among all of our hospitals.

Attracting Patients

We believe that there are three key elements to attracting patients and retaining their loyalty. The first is the hospital’s reputation in the market, driven by a combination of factors including awareness of services, perception of quality, past delivery of care and profile in mass media. The second is direct patient experience and the willingness of past patients and their families to promote the hospital and to return to the hospital as new needs arise. The third element in attracting patients is through market intermediaries who control or recommend use of hospitals, outpatient facilities, ancillary service and specialist physicians. These intermediaries include employers, social service agencies, insurance companies, managed care providers, attorneys and referring physicians.

Our marketing efforts are geared to managing each of those three elements positively. Media relations, marketing communications, web-based platforms and targeted market research are designed to enhance the reputation of our hospitals, improve awareness of the scope of services and build preference for use of our facilities and services. Our recruitment and retention efforts are designed to build a staff who delivers safety, quality, customer satisfaction and efficiency. The quality of the physician and nursing staff are key drivers of positive perception. Our capital investment strategies are also designed to improve our attractiveness to patients. Clean, modern, well equipped and conveniently located facilities are similarly key perceptual drivers.

Our focus on improving customer satisfaction is designed to help us create committed users who will promote our reputation. Our goal in providing care is to offer the best possible outcome with the greatest patient satisfaction. We employ tools of customer relationship management to better inform our patients of services they or their families may need and to provide timely reminders and aids in promoting and protecting their health. We also strive to understand and deliver care from the patient’s perspective by including patients and their families in the design of our services and facilities.

In each of our markets we are developing closer relationships with major employers and learning more about their needs and how we might best help them improve productivity and reduce health care costs, absenteeism and workers compensation claims. Our hospitals work closely with social agencies and especially federally qualified health centers to provide appropriate care and follow-up for medically indigent patients. Our managed care teams work closely with insurers to develop high quality, cost efficient programs to improve outcomes. We maintain active relationships with more than 200 physicians in each market to better understand how to serve them and their patients, how to provide well-coordinated care and how to best engage them in collaborative care models built around electronic medical records and collectively developed care protocols. Through these efforts we hope to position ourselves as a trusted partner to these market intermediaries.

Outpatient Services

The healthcare industry has experienced a general shift during recent years from inpatient services to outpatient services as Medicare, Medicaid and managed care payers have sought to reduce costs by shifting lower-acuity cases to an outpatient setting. Advances in medical equipment technology and pharmacology have supported the shift to outpatient utilization, which has resulted in an increase in the acuity of inpatient admissions. However, we expect inpatient admissions to recover over the long-term as the baby boomer population reaches ages where inpatient admissions become more prevalent. We have responded to the shift to outpatient services through expanding service offerings and increasing the throughput and convenience of our emergency departments, outpatient surgery facilities and other ancillary units in our hospitals. We also own two ambulatory surgery centers in Orange County, California, various primary care centers in each of our markets and interests in diagnostic imaging centers in San Antonio, Texas. We continually look to add improved resources to our facilities including new relationships with quality primary care and specialty physicians, maintaining a first class nursing staff and utilizing technologically advanced equipment, all of which we believe are critical to be the provider of choice for baby boomers. We have focused on core services including cardiology, neurology, oncology, orthopedics and women’s services. We also operate sub-acute units such as rehabilitation, skilled nursing facilities and psychiatric services, where appropriate, to meet the needs of our patients while increasing volumes and increasing care management efficiencies.

Our Health Plan Operations

Phoenix Health Plan

In addition to our hospital operations, we own three health plans. PHP is a prepaid Medicaid managed health plan that currently serves nine counties throughout the state of Arizona. We acquired PHP in May 2001. We are able to enroll eligible patients in our hospitals into PHP or other approved Medicaid managed health plans who otherwise would not be able to pay for their hospital expenses. We believe the volume of patients generated through our health plans will help attract quality physicians to the communities our hospitals serve.

For the year ended June 30, 2010 and the three months ended September 30, 2010, we derived approximately $745.2 million and $196.9 million, respectively, of our total revenues from PHP. PHP had approximately 202,900 members as of September 30, 2010, and derives substantially all of its revenues through a contract with AHCCCS, which is Arizona’s state Medicaid program. The contract requires PHP to arrange for healthcare services for enrolled Medicaid patients in exchange for monthly capitation payments and supplemental payments from AHCCCS. PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its members. These services are provided regardless of the actual costs incurred to provide these services. We receive reinsurance and other supplemental payments from AHCCCS to cover certain costs of healthcare services that exceed certain thresholds.

As part of its contract with AHCCCS, PHP is required to maintain a performance guarantee in the amount of $55.0 million. Vanguard maintains this performance guarantee on behalf of PHP in the form of surety bonds totaling $55.0 million with independent third party insurers that expire on September 30, 2011. We were also required to arrange for $5.0 million in letters of credit to collateralize our $55.0 million in surety bonds with the third party insurers. The amount of the performance guaranty that AHCCCS requires is based upon the membership in the health plan and the related capitation amounts paid to us.

Our current contract with AHCCCS commenced on October 1, 2008 and covers members in nine Arizona counties: Apache, Conconino, Gila, Maricopa, Mohave, Navajo, Pima, Pinal and Yavapai. This contract covers the three-year period beginning October 1, 2008 and ending September 30, 2011. Our previous contract with AHCCCS covered only Gila, Maricopa and Pinal counties. AHCCCS has the option to renew the new contract, in whole or in part, for two additional one-year periods commencing on October 1, 2011 and on October 1, 2012.

Abrazo Advantage Health Plan

Effective January 1, 2006, AAHP became a Medicare Advantage Prescription Drug Special Needs Plan provider under a contract with CMS that renews annually. This allows AAHP to offer Medicare and Part D drug benefit coverage for Medicare members and dual-eligible members (those that are eligible for Medicare and Medicaid). PHP had historically served dual-eligible members through its AHCCCS contract. As of September 30, 2010, approximately 2,700 members were enrolled in AAHP, most of whom were previously enrolled in PHP. For the year ended June 30, 2010 and the three months ended September 30, 2010, we derived approximately $34.6 million and $8.8 million, respectively, of our total revenues from AAHP. AAHP’s current contract with CMS expires on December 31, 2011.

MacNeal Health Providers

The operations of MHP are somewhat integrated with our MacNeal Hospital in Berwyn, Illinois. For the year ended June 30, 2010 and the three months ended September 30, 2010, we derived approximately $59.9 million and $14.9 million, respectively, of our total revenues from MHP. MHP generates revenues from its contracts with health maintenance organizations from whom it took assignment of capitated member lives as well as third party administration services for other providers. As of September 30, 2010, MHP had contracts in effect covering approximately 36,400 capitated member lives. Such capitation is limited to physician services and outpatient ancillary services and does not cover inpatient hospital services. We try to utilize MacNeal Hospital and its medical staff as much as possible for the physician and outpatient ancillary services that are required by such capitation arrangements. Revenues of MHP are dependent upon health maintenance organizations in the metropolitan Chicago area continuing to assign capitated-member lives to health plans like MHP as opposed to entering into direct fee-for-service arrangements with healthcare providers.

Competition

The hospital industry is highly competitive. We currently face competition from established, not-for-profit healthcare systems, investor-owned hospital companies, large tertiary care hospitals, specialty hospitals and outpatient service providers. In the future, we expect to encounter increased competition from companies, like ours, that consolidate hospitals and healthcare companies in specific geographic markets. Continued consolidation in the healthcare industry will be a leading factor contributing to increased competition in our current markets and markets we may enter in the future. Due to the shift to outpatient care and more stringent payer-imposed pre-authorization requirements during the past few years, most hospitals have significant unused capacity resulting in increased competition for patients. Many of our competitors are larger than us and have more financial resources available than we do. Other not-for-profit competitors have endowment and charitable contribution resources available to them and can purchase equipment and other assets on a tax-free basis.

One of the most important factors in the competitive position of a hospital is its location, including its geographic coverage and access to patients. A location convenient to a large population of potential patients or a wide geographic coverage area through hospital networks can make a hospital significantly more competitive. Another important factor is the scope and quality of services a hospital offers, whether at a single facility or a network of facilities, compared to the services offered by its competitors. A hospital or network of hospitals that offers a broad range of services and has a strong local market presence is more likely to obtain favorable managed care contracts. However, pursuant to the Health Reform Law, hospitals will be required to publish annually a list of their standard changes for items and services. We intend to evaluate changing circumstances in the geographic areas in which we operate on an ongoing basis to ensure that we offer the services and have the access to patients necessary to compete in these managed care markets and, as appropriate, to form our own, or join with others to form, local hospital networks.

A hospital’s competitive position also depends in large measure on the quality and specialties of physicians associated with the hospital. Physicians refer patients to a hospital primarily on the basis of the quality and breadth of services provided by the hospital, the quality of the nursing staff and other professionals affiliated with the hospital, the hospital’s location and the availability of modern equipment and facilities. Although physicians may terminate their affiliation with our hospitals, we seek to retain physicians of varied specialties on our medical staffs and to recruit other qualified physicians by maintaining or expanding our level of services and providing quality facilities, equipment and nursing care for our patients.

Another major factor in the competitive position of a hospital is the ability of its management to obtain contracts with managed care plans and other group payers. The importance of obtaining managed care contracts has increased in recent years due primarily to consolidations of health plans. Our markets have experienced significant managed care penetration. The revenues and operating results of our hospitals are significantly affected by our hospitals’ ability to negotiate favorable contracts with managed care plans. Health maintenance organizations and preferred provider organizations use managed care contracts to encourage patients to use certain hospitals in exchange for discounts from the hospitals’ established charges. Other healthcare providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. The trend toward consolidation among non-government payers tends to increase their bargaining power over fee structures. In addition, as various provisions of the Health Reform Law are implemented, including the establishment of Exchanges and limitations on rescissions of coverage and pre-existing condition exclusions, non-government payers may increasingly demand reduced fees or be unwilling to negotiate reimbursement increases. Traditional health insurers and large employers also are interested in containing costs through similar contracts with hospitals.

The hospital industry and our hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average occupancy rates have historically been negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. We expect to meet these challenges first and foremost by our continued focus on our previously discussed quality of care initiatives, which should increase patient, nursing and physician satisfaction. We also may expand our outpatient facilities, strengthen our managed care relationships, upgrade facilities and equipment and offer new or expanded programs and services.

Employees and Medical Staff

As of September 30, 2010, we had approximately 22,400 employees, including approximately 2,500 part-time employees. Approximately 1,600 of our full-time employees at our three Massachusetts hospitals are unionized. Our acquisition of DMC resulted in our employment of approximately 14,100 additional individuals, approximately 2,400 of which are unionized. Overall, we consider our employee relations to be good. While some of our non-unionized hospitals experience union organizing activity from time to time, we do not currently expect these efforts to materially affect our future operations. Our hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate.

While the national nursing shortage has abated somewhat as a result of the weakened U.S. economy, certain pockets of the markets we serve continue to have limited available nursing resources. Nursing shortages often result in our using more contract labor resources to meet increased demand especially during the peak winter months. We expect our nurse leadership and recruiting initiatives to mitigate the impact of the nursing shortage. These initiatives include more involvement with nursing schools, participation in more job fairs, recruiting nurses from abroad, implementing preceptor programs, providing flexible work hours, improving performance leadership training, creating awareness of our quality of care and patient safety initiatives and providing competitive pay and benefits. We anticipate that demand for nurses will continue to exceed supply especially as the baby boomer population reaches the ages where inpatient stays become more frequent. We continue to implement best practices to reduce turnover and to stabilize our nursing workforce over time.

During fiscal year 2010, we achieved the 72nd percentile for employee engagement within the Gallup Organization Healthcare Employee Engagement Database. This result reflects continued improvement since we began monitoring employee engagement during fiscal year 2008, our baseline year. We believe our efforts to improve employee engagement will have a positive impact on nursing turnover thereby reducing operating costs and ultimately leading to higher patient satisfaction with the services we provide.

One of our primary nurse recruiting strategies for our San Antonio hospitals is our continued investment in the Baptist Health System School of Health Professions (“SHP”), our nursing school in San Antonio. SHP offers seven different healthcare educational programs with its greatest enrollment in the professional nursing program. SHP enrolled approximately 550 students for its Fall 2010 semester. The majority of SHP graduates have historically chosen permanent employment with our hospitals. We have changed SHP’s nursing program from a diploma program to a degree program and may improve other SHP programs in future periods. We completed the necessary steps during fiscal 2009 to make SHP students eligible for participation in the Pell Grant and other federal grant and loan programs. Approximately 62% of SHP students receive some form of federal financial aid. These enhancements are factors in the increased SHP enrollment and has made SHP more attractive to potential students.

Our hospitals grant staff privileges to licensed physicians who may serve on the medical staffs of multiple hospitals, including hospitals not owned by us. A physician who is not an employee can terminate his or her affiliation with our hospital at any time. Although we employ a growing number of physicians, a physician does not have to be our employee to be a member of the medical staff of one of our hospitals. Any licensed physician may apply to be admitted to the medical staff of any of our hospitals, but admission to the staff must be approved by each hospital’s medical staff and board of trustees in accordance with established credentialing criteria. Under state laws and other licensing standards, hospital medical staffs are generally self-governing organizations subject to ultimate oversight by the hospital’s local governing board. Although we were generally successful in our physician recruiting efforts during fiscal 2010, we face continued challenges in some of our markets to recruit certain types of physician specialists who are in high demand. We expect that our previously described physician recruiting and alignment initiatives will make our hospitals more desirable environments in which more physicians will choose to practice.

Compliance Program

We voluntarily maintain a company-wide compliance program designed to ensure that we maintain high standards of ethics and conduct in the operation of our business and implement policies and procedures so that all our employees act in compliance with all applicable laws, regulations and company policies. The organizational structure of our compliance program includes oversight by our board of directors and a high-level corporate management compliance committee. The board of directors and compliance committee are responsible for ensuring that the compliance program meets its stated goals and remains up-to-date to address the current regulatory environment and other issues affecting the healthcare industry. Our Senior Vice President of Compliance and Ethics reports jointly to our Chairman and Chief Executive Officer and to our board of directors, serves as our Chief Compliance Officer and is charged with direct responsibility for the day-to-day management of our compliance program. Other features of our compliance program include Regional Compliance Officers who report to our Chief Compliance Officer in all four of our operating regions, initial and periodic ethics and compliance training and effectiveness reviews, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to examine all of our payments to physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes for reimbursement from the Medicare program.

Our compliance program also oversees the implementation and monitoring of the standards set forth by HIPAA for privacy and security. To facilitate reporting of potential HIPAA compliance concerns by patients, family or employees, we established a second toll-free hotline dedicated to HIPAA and other privacy matters. Corporate HIPAA compliance staff monitors all reports to the privacy hotline and each phone call is responded to appropriately. Ongoing HIPAA compliance also includes self-monitoring of HIPAA policy and procedure implementation by each of our healthcare facilities and corporate compliance oversight.

Our Information Systems

We believe that our information systems must cost-effectively meet the needs of our hospital management, medical staff and nurses in the following areas of our business operations:

•	patient accounting, including billing and collection of revenues;

•	accounting, financial reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	medical records and document storage;

•	remote physician access to patient data;

•	quality indicators;

•	materials and asset management; and

•	negotiating, pricing and administering our managed care contracts.

During fiscal 2010, we invested significantly in clinical information technology. We believe that the importance of and reliance upon clinical information technology will continue to increase in the future. Accordingly, we expect to make additional significant investments in clinical information technology during fiscal years 2011 and 2012 as part of our business strategy to increase the efficiency and quality of patient care.

The information systems associated with the acquisition of DMC have been recognized by HIMSS Analytics as having obtained Stage 6 of electronic medical record adoption. Only approximately 3% of the hospitals in the United States have reached Stage 6 on the HIMSS Analytics US EMR Adoption Model.

Although we map the financial information systems from each of our hospitals to one centralized database, we do not automatically standardize our financial information systems among all of our hospitals. We carefully review the existing systems at the hospitals we acquire. If a particular information system is unable to cost-effectively meet the operational needs of the hospital, we will convert or upgrade the information system at that hospital to one of several standardized information systems that can cost-effectively meet these needs.